Exhibit 2.1

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

BLUEROCK RESIDENTIAL GROWTH REIT, INC.,

BADGER PARENT LLC,

BADGER HOLDCO LLC,

BLUEROCK RESIDENTIAL HOLDINGS, L.P.

AND

BLUEROCK HOMES TRUST, INC.

DATED AS OF [       ], 2022

TABLE OF CONTENTS

Page

Article I DEFINITIONS		3

Article II THE SEPARATION		16

2.1	Transfer of Assets and Assumption of Liabilities	16
2.2	SpinCo Assets; Parent Assets	19
2.3	SpinCo Liabilities; Parent Liabilities	22
2.4	Approvals and Notifications	23
2.5	Novation of Liabilities	27
2.6	Release of Guarantees; Dismissal from Litigation	28
2.7	Termination of Agreements	30
2.8	Treatment of Shared Contracts	31
2.9	Bank Accounts; Wrong Pockets	31
2.10	Ancillary Agreements	32
2.11	Disclaimer of Representations and Warranties	33
2.12	SpinCo Cash Amount	33

Article III THE DISTRIBUTION		34

3.1	Sole and Absolute Discretion; Cooperation	34
3.2	Actions Prior to the Distribution	34
3.3	Conditions to the Distribution	36
3.4	The Distribution	37

Article IV MUTUAL RELEASES; INDEMNIFICATION		39

4.1	Release of Pre-Distribution Claims	39
4.2	Indemnification by SpinCo	41
4.3	Indemnification by Parent	42
4.4	Indemnification Obligations Net of Insurance Proceeds and Third Party Proceeds	42
4.5	Procedures for Indemnification of Third-Party Claims	43
4.6	Additional Matters	45
4.7	Right of Contribution	46
4.8	Covenant Not to Sue	47
4.9	Remedies Cumulative	47
4.10	Survival of Indemnities	47
4.11	Certain Tax Procedures	47

Article V CERTAIN OTHER MATTERS		51

5.1	Insurance Matters	51
5.2	Late Payments	53
5.3	Treatment of Payments for Tax Purposes	53
5.4	Inducement	53
5.5	Post-Effective Time Conduct	53
5.6	Intellectual Property License	54

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Article VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		55

6.1	Agreement for Exchange of Information	55
6.2	Ownership of Information	56
6.3	Compensation for Providing Information	56
6.4	Record Retention	57
6.5	Limitations of Liability	57
6.6	Other Agreements Providing for Exchange of Information	57
6.7	Production of Witnesses; Records; Cooperation	58
6.8	Privileged Matters	58
6.9	Confidentiality	61
6.10	Protective Arrangements	62

Article VII DISPUTE RESOLUTION		63

7.1	Good Faith Officer Negotiation	63
7.2	Mediation	63
7.3	Preliminary Relief	64
7.4	Conduct During Dispute Resolution Process	64

Article VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		64

8.1	Further Assurances	64
8.2	Use of Bluerock Names and Bluerock Marks	65
8.3	Reimbursement Obligations	65
8.4	Transaction Litigation	66

Article IX TERMINATION		66

9.1	Termination	66
9.2	Effect of Termination	66

Article X MISCELLANEOUS		67

10.1	Counterparts; Entire Agreement; Corporate Power	67
10.2	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	68
10.3	Assignability	69
10.4	Third-Party Beneficiaries	69
10.5	Notices	70
10.6	Severability	70
10.7	Force Majeure	71
10.8	No Set-Off	71
10.9	Headings	71
10.10	Survival	71
10.11	Waivers of Default	71
10.12	Specific Performance	72
10.13	Amendments	72
10.14	Interpretation	72
10.15	Limitations of Liability	73
10.16	Performance	73
10.17	Mutual Drafting	73
10.18	Expenses	74
10.19	No Duplication; No Double Recovery	74

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SCHEDULES

Schedule 1.1	Employment Payments
Schedule 1.2	Preferred Equity Joint Ventures
Schedule 1.3(a)	SpinCo Leases
Schedule 1.3(b)	SpinCo Joint Ventures
Schedule 1.3(c)	SpinCo Customer/Supplier Contracts
Schedule 1.3(e)	SpinCo Guarantees
Schedule 1.3(g)	SpinCo Hedging Contracts
Schedule 1.3(h)	SpinCo Debt Contracts
Schedule 1.3(i)	SpinCo Related Contracts
Schedule 1.3(j)	Other SpinCo Contracts
Schedule 1.4	SpinCo Intellectual Property
Schedule 1.5	SpinCo Properties
Schedule 2.1(a)	Separation Step Plan
Schedule 2.2(a)(i)	SpinCo Transferred Entities
Schedule 2.2(a)(xii)	SpinCo Assets
Schedule 2.3(b)	Parent Liabilities
Schedule 2.7(b)(i)	Terminated Intercompany Agreements
Schedule 2.7(b)(ii)	Continuing Intercompany Agreements
Schedule 8.4	Deductible Amount

EXHIBITS

Exhibit A	Form of Service Provider Release
Exhibit B	Second Articles of Amendment and Restatement of Bluerock Homes Trust, Inc.
Exhibit C	Amended and Restated Bylaws of Bluerock Homes Trust, Inc.
Exhibit D	SpinCo Net Levered Cash Flow Sample Calculation
Exhibit E	Form of Opinion of Vinson & Elkins L.L.P.

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FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [     ], 2022 (this “Agreement”), is by and between Bluerock Residential Growth REIT, Inc., a Maryland corporation (“Parent”), Badger Parent LLC, a Delaware limited liability company (“Badger”), Badger Holdco LLC, a Delaware limited liability company (“New LLC”), Bluerock Residential Holdings, L.P., a Delaware limited partnership (“OP”), and Bluerock Homes Trust, Inc., a Maryland corporation (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, Parent, Badger and Badger Merger Sub LLC entered into the Agreement and Plan of Merger, dated as of December 20, 2021 (the “Merger Agreement”), pursuant to which Parent will merge with and into Badger Merger Sub LLC (the “Merger”), with Badger Merger Sub LLC continuing as the surviving company;

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, for Parent to make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all of the outstanding SpinCo Shares owned by Parent (the “Distribution”);

WHEREAS, pursuant to the Separation Step Plan and the terms of this Agreement, and as part of the Separation, among other things: (a) the OP will contribute (or cause to be contributed) or otherwise Transfer (or cause to be Transferred) to the New LLC (or other designees as described herein) the Parent Assets held by it or its Subsidiaries, (b) the OP will distribute all of the equity interests in the New LLC to Parent in exchange for a redemption of 25,210,092 of Parent’s Common Units (as defined in the Partnership Agreement) and all of Parent’s Series B Redeemable Preferred Stock, $0.01 par value per share, 7.625% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share, 7.125% Series D Cumulative Redeemable Preferred Stock, $0.01 par value per share and Series T Redeemable Preferred Stock, $0.01 par value per share, (c) the OP will effect a “unit split” pursuant to which the Common Units (as defined in the Partnership Agreement) will be recapitalized such that the number of the Common Units (as defined in the Partnership Agreement) held by Parent will equal the number of outstanding Parent Common Shares and (d) Parent will contribute all of its Partnership Interests (as defined in the Partnership Agreement) remaining after the redemption and “unit split” in clauses (b) and (c), including its General Partnership Interest (as defined in the Partnership Agreement), to SpinCo in exchange for (i) a number of additional SpinCo Common Shares such that Parent holds 1 SpinCo Common Share for each issued and outstanding Parent Common Share as of immediately prior to the Distribution and (ii) a number of additional SpinCo Class C Common Shares such that Parent holds 1 SpinCo Class C Common Share for each issued and outstanding Parent Class C Common Share as of immediately prior to the Distribution (collectively, the “Internal Restructuring”);

WHEREAS, following the completion of the Internal Restructuring and as of immediately prior to the Distribution, (i) SpinCo will be the sole general partner of the OP and will own approximately [         ]% of the Partnership Interests (as defined in the Partnership Agreement), (ii) SpinCo and the OP will, directly or indirectly, own all of the SpinCo Assets and assume (or retain) all of the SpinCo Liabilities, (iii) Parent will directly own all of the equity interests in the New LLC and (iv) Parent will, directly or indirectly (excluding through the SpinCo Group), own all of the Parent Assets and Parent will, directly or indirectly, assume (or retain) all of the Parent Liabilities;

WHEREAS, following the completion of the Internal Restructuring, Parent will effect the Distribution;

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Distribution, together with the receipt by the shareholders of Parent of the Merger Consideration (as defined in the Merger Agreement), the Preferred Stock Redemption Amount (as defined in the Merger Agreement) and other applicable amounts pursuant to the Merger, shall be treated as a distribution by Parent to its shareholders in complete liquidation of Parent pursuant to Revenue Ruling 69-6, 1969-1 C.B. 104, Section 331(a) of the Code and Section 562(b)(1) of the Code in full payment in exchange for Parent Shares and (b) the tax treatment of the internal restructuring transactions pursuant to the Separation Step Plan and the terms of this Agreement shall be as described in the Tax Matters Agreement (the “Intended Tax Treatment”);

WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the SEC, the SpinCo Registration Statement, which includes the Information Statement, and which sets forth disclosure concerning SpinCo, the Separation and the Distribution;

WHEREAS, each of Parent and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Parent, SpinCo and the members of their respective Groups following the Distribution; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, litigation, hearing, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agent” shall mean the trust company or bank duly appointed by Parent to act as distribution agent, transfer agent and registrar for the SpinCo Shares in connection with the Distribution.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party (other than Badger)) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Tax Matters Agreement, the Restructuring Documents and the Transfer Documents; it being understood that, for the avoidance of doubt, the Merger Agreement and any ancillary agreements thereto shall not be deemed to be Ancillary Agreements.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any Contract.

“Badger Non-Recourse Party” shall mean (i) Badger and its Affiliates, successors and assigns and (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of Badger or its Affiliates other than, after the Effective Time, any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Bluerock Name and Bluerock Marks” shall mean the Trademark BLUEROCK and Trademarks containing or comprised of the “Bluerock” name (including, for the avoidance of doubt, BLUEROCK RESIDENTIAL GROWTH REIT (U.S. reg. no. 5114015) (“Bluerock Trademark”)) and owned by BRE.

“BRE” shall mean Bluerock Real Estate L.L.C.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” shall mean any agreement, contract, note, bond, mortgage, indenture, deed of trust, license, loan, lease, arrangement, commitment or other instrument or obligation that is legally binding, but excluding this Agreement and any Ancillary Agreement except as otherwise expressly provided in this Agreement or any Ancillary Agreement.

“Disclosure Document” shall mean (i) the SpinCo Registration Statement, (ii) the Information Statement and (iii) any prospectus, offering memorandum, offering circular, periodic report or similar disclosure document (including, for the avoidance of doubt, any registration statement on Form S-1 or Form S-8 related to securities to be offered under any employee benefit plan) that describes the Separation and the Distribution.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion (without limiting Badger’s rights or Parent’s obligations pursuant to the Merger Agreement).

“Distribution Ratio” shall mean a number equal to [              ].

“Effective Time” shall mean 12:01 a.m., New York City time, on the Distribution Date (or such other time as may be agreed in writing by the Parties and Badger).

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA but regardless of whether such plan is subject to ERISA) and each other compensation or benefit plan, program, agreement or arrangement, including each pension, retirement, profit sharing, 401(k), severance, health and welfare, disability, deferred compensation, employment, termination, change-in-control, retention, fringe benefit, stock purchase, cash bonus or equity-based incentive or other benefit plan program, agreement, policy or other arrangement, in each case, that, as of the Effective Time, is or has been maintained, sponsored, contributed to or entered into by Parent or any of its Affiliates for the benefit of the Service Providers or the Former Service Providers, or with respect to which Parent or any of its Affiliates has any Liability as of the Effective Time, other than the Employment Payments.

“Employment Payments” shall mean the cash payments set forth on Schedule 1.1 to the applicable individuals listed on Schedule 1.1 (other than any Waived Employment Payments), which shall be payable following execution of the applicable Service Provider Releases, and shall be subject to continued employment with the Parent Group as of immediately prior to Closing (as defined in the Merger Agreement).

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage or Release of Hazardous Materials, or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Equipment” shall mean all furniture and other tangible personal property and fixtures.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder and published interpretations thereof.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics (including COVID-19 and any variants thereof), wars, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failures in electrical or air conditioning equipment.

“Former Service Provider” means each director, officer, consultant, employee or other service provider whose employment or service with Parent and its Subsidiaries terminated prior to the Effective Time.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local or foreign government or political subdivision thereof, any transnational governmental organization or any court of competent jurisdiction, arbitral tribunal, administrative agency or commission or other governmental authority, official, arbitrator or instrumentality, domestic or foreign.

“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, or waste pollutant, or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including gasoline or petroleum (including crude oil or any fraction thereof), petroleum products and byproducts, asbestos and asbestos-containing materials, lead or lead-containing paint or plumbing, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, per-and polyfluoroalkyl substances, 1-4-dioxane, radon gas, molds, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Information” shall mean information, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Intellectual Property Rights or Information Technology.

“Information Statement” shall mean the information statement made available to the holders of Parent Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Information Technology” shall mean computers, hardware, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment and all associated documentation and tangible embodiments of the foregoing.

“Insurance Proceeds” shall mean those monies:

(a)       received by an insured from an insurance carrier; or

(b)       paid by an insurance carrier on behalf of an insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any out-of-pocket costs or expenses (including attorneys’ fees) or Taxes incurred in the collection thereof.

“Intellectual Property Rights” shall mean all worldwide intellectual property rights, including rights associated with the following: (i) trademarks, service marks, trade names, logos and other indicators of source or origin along with the goodwill associated therewith (“Trademarks”); (ii) domain names and social and mobile media identifiers; (iii) statutory invention registrations, registered designs and patents (“Patents”); (iv) copyrights (including copyrights in software as a work of authorship) (“Copyrights”); (v) trade secrets and rights in inventions, methods, processes, know-how and any other confidential information that derives independent economic value from not being known to other persons and (vi) all registrations and applications for the foregoing.

“IRS” shall mean the U.S. Internal Revenue Service.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, judgment, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, settlements, sanctions, costs, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action (including any Third-Party Claim), or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, and those arising under any Contract, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“NYSE American” shall mean the New York Stock Exchange American.

“Occurrence-Based Policies” shall mean occurrence-based Policies.

“Parent Business” shall mean all businesses, operations and activities conducted at any time prior to the Effective Time by Parent or any of its Subsidiaries (including as conducted through joint ventures, including Preferred Equity Joint Ventures), other than the SpinCo Business.

“Parent Group” shall mean Parent, the New LLC and each Person that is a Subsidiary (including, for the avoidance of doubt, any Subsidiary that is treated as a “disregarded entity” for U.S. federal income tax purposes or for purposes of any state, local or foreign Tax law) of Parent or the New LLC (other than SpinCo and any other member of the SpinCo Group); provided that the Parent Group shall also include any Person that shall have merged or liquidated into Parent, the New LLC or any Subsidiary of Parent or the New LLC and any predecessor or successor to any Person otherwise described in this definition, including, without limitation, Badger Merger Sub LLC, as successor to Parent as a result of the Merger.

“Parent Licensed IP” means the Intellectual Property Rights (other than Trademarks or Registered IP) owned by Parent or any member of the Parent Group as of or immediately prior to the Effective Time that were used in connection with the operation of the SpinCo Business as of or immediately prior to the Effective Time.

“Parent LTIP” means Parent’s 2014 Equity Incentive Plan for Entities, as amended, and Parent’s 2014 Equity Incentive Plan for Individuals, as amended.

“Parent Restricted Stock Award” means an award of shares of restricted Parent Common Stock that is subject to vesting requirements and/or transfer restrictions granted under a Parent LTIP.

“Parent Shares” shall mean the shares of Class A Common Stock, $0.01 par value per share, of Parent (the “Parent Common Shares”) and the shares of Class C Common Stock, $0.01 par value per share, of Parent (the “Parent Class C Common Shares”). For the avoidance of doubt, Parent Shares shall include the Parent Restricted Stock Awards.

“Parties” shall mean Parent and SpinCo, or, solely in the case of Article IX and Article X, the parties to this Agreement.

“Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of the OP, as amended, modified or supplemented from time to time in accordance with the Merger Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses, franchises, variances, exemptions, orders, registrations, clearances or certificates of or issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity or any Governmental Authority and any permitted successors and assigns of such person.

“Policies” shall mean insurance policies and insurance Contracts of any kind (other than property insurance policies or Contracts), including excess and umbrella, commercial general liability, director and officer liability, fiduciary liability, cyber technology, professional liability, libel liability, employment practices liability, automobile, aircraft, marine, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, foreign, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits, privileges and obligations thereunder.

“Preferred Equity Joint Ventures” shall mean those joint ventures set forth on Schedule 1.2.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or “Prime Rate By Country US-BB Comp” at  http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including without limitation any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and work product privileges.

“Record Date” shall mean the close of business on the date to be determined by the Parent Board (without limiting Badger’s rights or Parent’s obligations pursuant to the Merger Agreement) as the record date for determining holders of Parent Shares entitled to receive SpinCo Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of Parent Shares as of the Record Date.

“Registered IP” shall mean all United States, international or foreign (a) registered Patents and Patent applications, (b) registered Trademarks and applications to register Trademarks, (c) registered Copyrights and applications for Copyright registration, and (d) domain names.

“REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s and such Person’s Affiliates’ and, in the case of the SpinCo Group, Bluerock Homes Manager, LLC’s, directors, officers, employees, agents, consultants, advisors, investment bankers, financing sources, accountants, attorneys or other representatives or authorized agents.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way or right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Service Provider” means each individual who is a director, officer, consultant, employee or other service provider of Parent or a Subsidiary of Parent as of immediately prior to the Effective Time.

“Service Provider Release” means the form of release attached as Exhibit A, which must be executed by the applicable individuals set forth on Schedule 1.1, in order for such individuals to receive the Employment Payments.

“SpinCo Articles of Incorporation” shall mean the Second Articles of Amendment and Restatement of SpinCo, substantially in the form of Exhibit B.

“SpinCo Balance Sheet” shall mean the pro forma combined balance sheet of the SpinCo Business, including any notes thereto, as of [           ], as presented in the Information Statement made available to the Record Holders.

“SpinCo Business” shall mean (a) Parent’s and its current and former Subsidiaries’ (including SpinCo’s) business, operations and activities (as conducted at any time prior to the Effective Time (including as conducted through joint ventures)) of investing in, owning, operating, developing and leasing single-family residential real estate properties (including build-to-rent properties), including the SpinCo Properties, and (b) any terminated, divested or discontinued businesses, operations and activities to the extent, at the time of termination, divestiture or discontinuation, related to the business, operations and activities described in the foregoing clause (a) as then conducted.

“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form of Exhibit C.

“SpinCo Cash Amount” means an amount equal to $185,700,000 minus, without duplication, (i) the amount of (A) any cash used or paid by Parent or any of its Subsidiaries (including SpinCo and its Subsidiaries) after the date of the Merger Agreement to acquire SpinCo Assets, but excluding amounts used to acquire SpinCo Assets to the extent funded with the proceeds of SpinCo Debt incurred after the date of the Merger Agreement, (B) cash used by Parent or any of its Subsidiaries (including SpinCo and its Subsidiaries) after the date of the Merger Agreement to pay any principal in respect of SpinCo Debt, (C) any cash paid in redemption of Common Units (as defined in the Partnership Agreement) after the date of the Merger Agreement, (D) the product of (x) the aggregate number of Parent Common Shares issued after the date of the Merger Agreement in respect of the redemption of a number of Common Units (as defined in the Partnership Agreement) in excess of 940,567 Common Units (as defined in the Partnership Agreement) multiplied by (y) the Merger Consideration (as defined in the Merger Agreement), and (E) the SpinCo Cash Balance immediately prior to the contribution by Parent or distribution by SpinCo, as the case may be, pursuant to Section 2.12 (other than cash received by SpinCo or its Subsidiaries pursuant to the Reimbursement Obligations (as defined in the Merger Agreement)); and plus (ii) the amount of (A) the Waived Employment Payments, (B) any cash received by Parent or any of its Subsidiaries (including SpinCo and its Subsidiaries) after the date of the Merger Agreement in connection with the disposition or redemption of SpinCo Assets (including, for the avoidance of doubt, mezzanine or preferred investments that are SpinCo Assets), (C) any cash proceeds received in respect of SpinCo Debt incurred after the date of the Merger Agreement (including, for the avoidance of doubt, cash proceeds received by Parent or any of its Subsidiaries (including SpinCo and its Subsidiaries) after the date of the Merger Agreement derived from levering a SpinCo Asset), to the extent the proceeds thereof or cash received therefrom were not used to acquire SpinCo Assets, and (D) SpinCo Net Levered Cash Flow; provided that references to “cash used” or “cash paid” as described herein shall include the amount of uncleared checks and drafts issued by Parent or any of its Subsidiaries (including SpinCo and its Subsidiaries) and references to “cash received” or “cash proceeds received” shall include the amount of checks received but not deposited by Parent or any of its Subsidiaries; provided, further, that the SpinCo Cash Amount shall be calculated in accordance with GAAP.

“SpinCo Cash Balance” shall mean, without duplication, (i) all cash, cash equivalents and marketable securities of SpinCo and its Subsidiaries (including restricted cash but excluding security deposits) (this clause (i), “Cash and Cash Equivalents”), plus (ii) checks received but not deposited by SpinCo or any of its Subsidiaries minus uncleared checks and drafts issued by SpinCo or any of its Subsidiaries, in each case, as of the relevant time of determination and calculated in accordance with GAAP.

“SpinCo Contracts” shall mean the following Contracts to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, in each case, entered into prior to the Effective Time, whether or not in writing; provided that SpinCo Contracts shall not include any Contract that is expressly retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a)       any leases relating primarily to any SpinCo Property pursuant to which a Third Party leases all or any portion of such SpinCo Property, including those set forth on Schedule 1.3(a);

(b)      any joint venture, shareholder, equityholder, partnership or similar agreements with any Third Party relating primarily to any SpinCo Property, including those set forth on Schedule 1.3(b);

(c)       any customer, distribution, supply, vendor, or property management Contract with a Third Party primarily related to the SpinCo Business, including those set forth on Schedule 1.3(c);

(d)      any Intellectual Property Rights or Information Technology license agreements exclusively related to the SpinCo Business;

(e)       any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other SpinCo Contract or any SpinCo Liability or that is otherwise primarily related to the SpinCo Business, including those set forth on Schedule 1.3(e);

(f)       any Contract that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to SpinCo or any member of the SpinCo Group;

(g)      any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements exclusively related to the SpinCo Business, including those set forth on Schedule 1.3(g);

(h)      any Contract, guarantee, note, mortgage, bond, debenture or other agreement providing for or relating to SpinCo Debt, whether secured or unsecured, including those set forth on Schedule 1.3(h);

(i)       any other Contract primarily related to the SpinCo Business or SpinCo Assets that are of a type not described elsewhere in this definition of “SpinCo Contract” , including those set forth on Schedule 1.3(i); and

(j)       any Contracts or settlements set forth on Schedule 1.3(j), including the right to recover any amounts under such Contracts or settlements.

“SpinCo Debt” shall mean (i) the principal value, prepayment and redemption premiums and penalties and other breakage costs (if any), unpaid fees and other monetary obligations (including interest) in respect of any indebtedness for borrowed money, including any such obligations evidenced by bonds, debentures, notes, mortgages, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases, whether short term or long term, (iii) all liabilities secured by any lien on any SpinCo Assets, (iv) all liabilities under any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements, (v) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (iv), and (vi) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (v), in each case, to the extent relating to the SpinCo Business, that is for the benefit of a member of the SpinCo Group.

“SpinCo Designees” shall mean any members of the SpinCo Group that are designated by SpinCo to receive SpinCo Assets or SpinCo Liabilities.

“SpinCo Equipment” shall mean all Equipment owned or licensed by either Party or any member of its Group that is primarily used or primarily held for use in the SpinCo Business as of the Effective Time and all Equipment on or in the 32nd Floor as of the Effective Time.

“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo, the OP and each Person that will be a Subsidiary (including, for the avoidance of doubt, any Subsidiary that is treated as a “disregarded entity” for U.S. federal income tax purposes or for purposes of any state, local or foreign Tax law) of SpinCo or the OP as of immediately after the Effective Time, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) at and after the Effective Time, SpinCo, the OP and each Person that is a Subsidiary (including, for the avoidance of doubt, any Subsidiary that is treated as a “disregarded entity” for U.S. federal income tax purposes or for purposes of any state, local or foreign Tax law) of SpinCo or the OP; provided, that the SpinCo Group shall also include any Person that shall have merged or liquidated into SpinCo, the OP or any such Subsidiary and any predecessor or successor to any Person otherwise described in this definition other than any member of the Parent Group.

“SpinCo Intellectual Property” shall mean (a) the registered Patents, registered Trademarks and other Registered IP set forth on Schedule 1.4, and (b) the Intellectual Property Rights (other than registered Patents, registered Trademarks and other Registered IP) owned by either Party or any of the members of its Group as of the Effective Time that are primarily used or primarily held for use in the SpinCo Business.

“SpinCo IT Assets” shall mean all Information Technology owned by either Party or any member of its Group as of immediately prior to the Effective Time that is primarily used or primarily held for use in the SpinCo Business.

“SpinCo Licensed IP” shall mean the Intellectual Property Rights (other than Trademarks or Registered IP) owned by SpinCo or any member of the SpinCo Group as of or immediately prior to the Effective Time that were used in the operation of the Parent Business as of or immediately prior to the Effective Time.

“SpinCo Net Levered Cash Flow” shall mean the net levered cash flow attributable to the operation of the SpinCo Business after the date of the Merger Agreement (taking into account capital expenditures and interest expense, but excluding amounts already taken into account in clauses (i)(A), (i)(B) or (ii)(B) of the SpinCo Cash Amount definition), calculated in accordance with Exhibit D.

“SpinCo Permits” shall mean all Permits owned or licensed by either Party or any member of its Group that are primarily used or primarily held for use in the SpinCo Business as of the Effective Time.

“SpinCo Properties” shall mean the properties set forth on Schedule 1.5.

“SpinCo Registration Statement” shall mean the registration statement on Form 10 filed with the SEC relating to the Distribution, as amended or supplemented from time to time.

“SpinCo Shares” shall mean the shares of Class A Common Stock, $0.01 par value per share (the “SpinCo Common Shares”), of SpinCo and the shares of Class C Common Stock, $0.01 par value per share, of SpinCo (the “SpinCo Class C Common Shares”).

“Sublease” shall mean the Sublease, dated as of February 15, 2019, between AllianceBernstein L.P., as Sublandlord, and Bluerock Real Estate, L.L.C. and Parent, collectively, as Subtenant, for a portion of the 32nd Floor, 1345 Avenue of the Americas, New York, New York (the “32nd Floor”).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, association, trust or other form of legal entity of which (a) such first Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power or otherwise has the power to vote, directly or indirectly, sufficient securities to elect a majority of the board of directors or others performing similar functions or (b) of which such first Person is a general partner or managing member.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Taxable REIT Subsidiary” shall mean a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and SpinCo and/or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party” shall mean any Person other than Badger or the Parties or any members of their respective Groups.

“Transfer Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Waived Employment Payments” shall mean the aggregate amount of the cash payments set forth under the heading “Waived Employment Payments” on Schedule 1.1 waived in whole or in part by the applicable individuals listed on Schedule 1.1 in writing, if any.

In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth in the Sections indicated:

Term	Section
Agreement	Preamble
Badger	Preamble
Bankruptcy Code	5.6(g)
Bluerock Trademark	1.1
Cash and Cash Equivalents	1.1
Cash Statement	2.12
Chosen Courts	10.2(a)
Copyrights.	1.1
CPR	7.2
Delayed Parent Asset	2.4(h)
Delayed Parent Liability	2.4(h)
Delayed SpinCo Asset	2.4(c)
Delayed SpinCo Liability	2.4(c)
Dispute	7.1
Distribution	Recitals
Estimated SpinCo Cash Amount	2.12
Indemnifying Party	4.4(a)
Indemnitee	4.4(a)
Indemnity Payment	4.4(a)
Intended Tax Treatment	Recitals
Internal Restructuring	Recitals
Licensee	5.6(f)
Licensor	5.6(f)
Linked	2.9(a)
Mediation Request	7.2
Merger	Recitals
Merger Agreement	Recitals
New LLC	Preamble
Officer Negotiation Request	7.1
OP	Preamble
Parent	Preamble
Parent Accounts	2.9(a)
Parent Assets	2.2(b)
Parent Board	Recitals
Parent Indemnitees	4.2
Parent Indemnity Payment	4.11(b)
Parent Liabilities	2.3(b)
Parent Non-Recourse Parties	4.1(a)
Patents.	1.1
Pro Forma SpinCo Balance Sheet	2.2(a)
Procedure	7.2
Proceedings	10.2(a)
Qualifying Income	4.11(a)

Term	Section
Restricted SpinCo Common Shares	3.4(b)
Restructuring Documents	2.1(f)
Separation	Recitals
Separation Step Plan	2.1(a)
Shared Contract	2.8(a)
Specified REIT Requirements	4.11(a)
SpinCo	Preamble
SpinCo Accounts	2.9(a)
SpinCo Assets	2.2(a)
SpinCo Indemnitees	4.3
SpinCo Indemnity Payment	4.11(a)
SpinCo Liabilities	2.3(a)
SpinCo Non-Recourse Parties	4.1(b)
Third Party Proceeds	4.4(a)
Third-Party Claim	4.5(a)
Transfer	2.1(a)(i)
Transfer Documents.	2.1(b)
Unreleased Parent Liability	2.5(b)(ii)
Unreleased SpinCo Liability	2.5(a)(ii)

Article II
THE SEPARATION

2.1              Transfer of Assets and Assumption of Liabilities.

(a)               At or prior to the Effective Time, but in any case prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Separation Step Plan”):

(i)                 Transfer and Assignment of SpinCo Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver (“Transfer”) to SpinCo, or the applicable SpinCo Designees, or take such steps as may be necessary for SpinCo or such SpinCo Designees to succeed to, and SpinCo or such SpinCo Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective right, title and interest in and to all of the SpinCo Assets held by Parent or any member of the Parent Group;

(ii)              Acceptance and Assumption of SpinCo Liabilities. SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill, or succeed to, all of the SpinCo Liabilities held by Parent or any member of the Parent Group in accordance with their respective terms. SpinCo and such SpinCo Designees shall be responsible for all SpinCo Liabilities in accordance with their respective terms, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, and regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)            Transfer and Assignment of Parent Assets. SpinCo and the applicable members of the SpinCo Group shall Transfer to Parent, New LLC or certain members of the Parent Group designated by Badger (provided, for the avoidance of doubt, that any such designation must be consistent with the Separation Step Plan and the Intended Tax Treatment), or take such steps as may be necessary for Parent or such members of the Parent Group to succeed to, and Parent or such other members of the Parent Group shall accept from SpinCo and such members of the SpinCo Group, all of SpinCo’s and such members’ respective right, title and interest in and to all Parent Assets held by SpinCo or any member of the SpinCo Group (it being understood and agreed that if any Parent Asset shall be held by an entity the equity interests of which will be transferred to a member of the Parent Group, such Parent Asset shall be deemed Transferred to Parent as a result of the transfer of all of the equity interests in such entity that are held by SpinCo or the applicable members of the SpinCo Group from SpinCo or the applicable members of the SpinCo Group to Parent or the applicable member of the Parent Group designated by Parent); and

(iv)             Acceptance and Assumption of Parent Liabilities. Parent, New LLC and the members of the Parent Group designated by Badger (provided, for the avoidance of doubt, that any such designation must be consistent with the Separation Step Plan and the Intended Tax Treatment) shall accept and assume and agree faithfully to perform, discharge and fulfill, or succeed to, all of the Parent Liabilities held by SpinCo or any member of the SpinCo Group in accordance with their respective terms. Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms (it being understood and agreed that if any Parent Liability is a Liability of an entity the equity interests of which will be transferred to a member of the Parent Group, such Parent Liability shall be deemed assumed by Parent or the applicable member of the Parent Group designated by Parent as a result of the transfer of all of the equity interests in such entity to Parent or the applicable member of the Parent Group designated by Parent), regardless of when or where such Parent Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, and regardless of where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)               Transfer Documents. In furtherance of the Transfer of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of Transfer as and to the extent necessary to evidence the Transfer of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a), in each case of clauses (i) and (ii), which documents shall be reasonably acceptable to Badger and the Parties. All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)               Misallocations. Subject to Section 2.4, in the event that at any time or from time to time (whether prior to, at or after the Effective Time), a Party discovers that it (or any member of such Party’s Group) has received or otherwise possesses any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall as promptly as reasonably practicable Transfer, or cause to be Transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group) for no further consideration and without reimbursement or set-off, and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such Transfer, the Party (or member of such Party’s Group) receiving or possessing such Asset shall hold such Asset in trust for the use and benefit of such other Party (or member of such Party’s Group) (at the expense of the Party entitled thereto). In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly Transfer, or cause to be Transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability for no further consideration and without reimbursement or set-off. If reasonably practicable and permitted under applicable Law, any such Transfer pursuant to this Section 2.1(c) may be effected by rescission of the applicable portion of a Transfer Document as may be agreed by the relevant Parties.

(d)               Mail and Other Communications. After the Effective Time, each Party (or any member of its Group or their respective Affiliates) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and, to the extent reasonably necessary to identify the proper recipient in accordance with this Section 2.1(d), open (acting solely as agent for the other Party) all mail, packages and other communications received by such Party (or member of its Group or its or their Affiliates) that belongs to such other Party (or member of such other Party’s Group), and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall as promptly as reasonably practicable deliver or cause to be delivered such mail, packages or other communications, other than any mass mailings or other similar communications (or, in case the same also relates to the business of the receiving Party, copies thereof) to such other Party as provided for in Section 10.5; provided that, if a Party (or any member of its Group or any of its or their respective Affiliates) receives any claim or demand against any other Party (or any member of such other Party’s Group), or any notice or other communication regarding any Action involving any other Party (or any member of such other Party’s Group), such Party shall and shall cause the other members of its Group and its and their respective Affiliates to, as promptly as practicable (and, in any event, use commercially reasonable efforts to do so within fifteen (15) days after receipt thereof) notify such other Party (including such other Party’s legal department) of the receipt of such claim, demand, notice or other communication, and shall promptly deliver such claim, demand, notice or other communication (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party; provided, however, that the failure to provide such notice shall not constitute a breach of this Section 2.1(d) except to the extent that any such Party shall have been actually prejudiced as a result of such failure. The provisions of this Section 2.1(d) are not intended to, and shall not, be deemed to constitute an authorization by either Party or any member of its Group (or any of their Affiliates) to (i) permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party, any other member of its Group or any of their respective Affiliates for service of process purposes or (ii) waive any rights or privileges in respect of any such mail, packages or other communications or the information contained therein.

(e)               Waiver of Bulk-Sale and Bulk-Transfer Laws. Each of SpinCo and the OP hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. Each of Parent and the New LLC hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

(f)                Separation Step Plan. Prior to the Effective Time, to the extent not already completed, the Parties shall, and shall cause the respective members of their Groups to, undertake the Internal Restructuring in accordance with the Separation Step Plan, pursuant to documentation that is reasonably acceptable to Badger (the “Restructuring Documents”).

2.2              SpinCo Assets; Parent Assets.

(a)               SpinCo Assets. For purposes of this Agreement, “SpinCo Assets” shall mean:

(i)                 all issued and outstanding capital stock or other equity interests of the Subsidiaries of Parent or SpinCo set forth on Schedule 2.2(a)(i) (the “SpinCo Transferred Entities”);

(ii)              all interests in the SpinCo Properties of whatever nature, including easements, whether as owner, mortgagee, lender or holder of a Security Interest in the SpinCo Properties, lessor, sublessor, lessee, sublessee or otherwise, and including all buildings located thereon, and all associated parking areas, fixtures and all other improvements located thereon, and including all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on any SpinCo Property or otherwise appertaining to or benefitting any SpinCo Property and/or the improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle, the owner of any SpinCo Property to related easements, land use rights, air rights, viewshed rights, density credits, water, sewer, electrical and other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road, alley, open or proposed, adjoining any SpinCo Property, and all easements, rights of way and other appurtenances used or connected with the beneficial use or enjoyment of any SpinCo Property;

(iii)            all Assets (other than Cash and Cash Equivalents) of either Party or any members of its Group included or reflected as Assets of the SpinCo Group on the SpinCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet;

(iv)             all Assets (other than Cash and Cash Equivalents) of either Party or any of the members of its Group as of the Effective Time that were acquired since the date of the SpinCo Balance Sheet and that are of a nature or type that would have resulted in such Assets being included as Assets of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Business or any notes thereto as of the Effective Time, including any inventory (were such balance sheet and notes prepared on a basis consistent with the SpinCo Balance Sheet) (such balance sheet, together with the notes thereto, the “Pro Forma SpinCo Balance Sheet”);

(v)               all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to SpinCo or any other member of the SpinCo Group;

(vi)             all SpinCo Contracts and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vii)          all SpinCo Intellectual Property as of the Effective Time, including any embodiments thereof, any goodwill appurtenant to any Trademarks included in the SpinCo Intellectual Property, and the right to seek, recover and retain damages for infringement of any SpinCo Intellectual Property as of the Effective Time;

(viii)        all SpinCo IT Assets as of the Effective Time;

(ix)             all SpinCo Permits and SpinCo Equipment as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(x)               all Occurrence-Based Policies of either Party or any of the members of its Group as of the Effective Time and all property insurance policies or Contracts of either Party or any of the members of its Group, in each case, to the extent such Occurrence-Based Policies or Contracts provided coverage for the SpinCo Properties as of the Effective Time, and, subject to Section 5.1, all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(xi)             subject to Sections 6.1 through 6.6 of this Agreement, (A) all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is solely or primarily related to the SpinCo Business, the SpinCo Assets, the SpinCo Liabilities or the members of the SpinCo Group and (B) a non-exclusive right to all Information of either Party or any of the members of its Group as of the Effective Time that is related to, but not solely or primarily related to, the SpinCo Business, the SpinCo Assets, the SpinCo Liabilities or the members of the SpinCo Group;

(xii)          any and all Assets set forth on Schedule 2.2(a)(xii);

(xiii)        cash in an amount equal to the SpinCo Cash Amount to the extent a positive number and as determined in accordance with Section 2.12;

(xiv)         any and all Assets with respect to any Employee Benefit Plan; and

(xv)           all other Assets of either Party or any of the members of its Group as of the Effective Time that are primarily related to, used or primarily held for use in the SpinCo Business to the extent the category of such asset is not already covered by any of the foregoing clauses of this Section 2.2(a).

Notwithstanding the foregoing, the SpinCo Assets shall not in any event include any Asset referred to in clauses (i) through (viii) of Section 2.2(b).

(b)               Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the SpinCo Assets, it being understood that, without limiting the generality of the foregoing, the Parent Assets shall include:

(i)                 all issued and outstanding capital stock or other equity interests of any Person, other than the SpinCo Transferred Entities;

(ii)              all Assets that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Parent or any other member of the Parent Group;

(iii)            all Contracts of either Party or any of the members of its Group as of the Effective Time other than the SpinCo Contracts;

(iv)             all Intellectual Property Rights owned by either Party or any of the members of its Group as of the Effective Time other than SpinCo Intellectual Property;

(v)               all Information Technology of either Party or any of the members of its Group as of the Effective Time other than SpinCo IT Assets;

(vi)             all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information other than Information that is primarily used or primarily held for use in the SpinCo Business;

(vii)          all Cash and Cash Equivalents of either Party or any of the members of its Group, other than the SpinCo Cash Amount to the extent a positive number and determined pursuant to Section 2.12; and

(viii)        all Permits and Equipment of either Party or any of the members of its Group as of the Effective Time other than the SpinCo Permits and the SpinCo Equipment.

2.3              SpinCo Liabilities; Parent Liabilities.

(a)               SpinCo Liabilities. For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group, whether such Liabilities arose or are asserted before, at or after the Effective Time:

(i)                 all Liabilities included or reflected as liabilities of SpinCo or the members of the SpinCo Group on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet;

(ii)              all Liabilities in existence as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities of the SpinCo Business on the Pro Forma SpinCo Balance Sheet;

(iii)            all Liabilities, including any Environmental Liabilities, to the extent relating to, arising out of or resulting from the SpinCo Business or a SpinCo Asset (including all Liabilities to the extent relating to Bluerock REIT Operator, LLC and all Liabilities to the extent relating to SpinCo Debt);

(iv)             any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, including the portion of Liabilities relating to Transaction Litigation that are allocated to SpinCo pursuant to Section 8.4 and the obligations of members of the SpinCo Group hereunder and under any of the Ancillary Agreements;

(v)               all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, shareholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to the SpinCo Business (including all SpinCo Debt) or a SpinCo Asset, other than any Liabilities otherwise explicitly allocated to Parent or any member of the Parent Group pursuant to this Agreement or any Ancillary Agreement;

(vi)             all Liabilities to the extent relating to the employment, service, termination of employment or termination of service of the Service Providers and Former Service Providers (other than pursuant to Section 3.3 of the Merger Agreement and the Employment Payments) and relating to the vesting of the Restricted SpinCo Common Shares;

(vii)          all Liabilities to the extent relating to the Employee Benefit Plans (other than pursuant to Section 3.3 of the Merger Agreement); and

(viii)        the Waived Employment Payments.

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(b) and any Liabilities of any member of the Parent Group under this Agreement or the Ancillary Agreements shall not be SpinCo Liabilities but instead shall be Parent Liabilities.

(b)               Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean (i) all Liabilities of either Party or the members of its Group as of the Effective Time, in each case that are not SpinCo Liabilities, including the portion of Liabilities relating to Transaction Litigation that are allocated to Parent pursuant to Section 8.4 and any and all Liabilities set forth on Schedule 2.3(b), (ii) all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective directors, officers, shareholders, employees and agents) against any member of the Parent Group or the SpinCo Group to the extent relating to the Parent Business or the Parent Assets, other than any Liabilities otherwise explicitly allocated to SpinCo or any member of the SpinCo Group pursuant to this Agreement or any Ancillary Agreement, and (iii) the Employment Payments.

2.4              Approvals and Notifications.

(a)               Approvals and Notifications for SpinCo Assets. To the extent that the Transfer of any SpinCo Asset, the assumption of any SpinCo Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that none of Parent, SpinCo nor any member of their respective Groups shall be obligated to (and, without the prior written consent of Badger, no member of the Parent Group shall) pay or commit to pay such Person whose Approval or Notification is required any cash or other consideration, make any commitment or incur any Liability.

(b)               Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected Transfer to the SpinCo Group of any SpinCo Asset or assumption by the SpinCo Group of any SpinCo Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Effective Time then, unless the Parties and Badger mutually shall otherwise determine, the Transfer to the SpinCo Group of such SpinCo Assets or the assumption by the SpinCo Group of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported Transfer or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.

(c)               Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If any Transfer of any SpinCo Asset (or a portion thereof) or any assumption of any SpinCo Liability (or a portion thereof) intended to be Transferred or assumed hereunder, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such SpinCo Asset (or a portion thereof), a “Delayed SpinCo Asset” and any such SpinCo Liability (or a portion thereof), a “Delayed SpinCo Liability”), then, insofar as reasonably possible and subject to applicable Law, (i) the member of the Parent Group retaining such Delayed SpinCo Asset shall hold such Delayed SpinCo Asset in trust for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto) and (ii) SpinCo shall cause the applicable member of its Group to pay or reimburse the member of the Parent Group retaining such Delayed SpinCo Liability for all amounts paid or incurred by it in connection with the retention of such Delayed SpinCo Liability and perform any Liabilities in the place of the member of the Parent Group retaining such Delayed SpinCo Liability to the extent such performance is reasonably practicable, permitted under applicable Law and does not result in a breach or default (or give rise to any termination rights, penalties or other remedies for the benefit of any counterparty) under any applicable Contract of the Parent Group. In addition, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business and take such other actions as may be reasonably requested by the member of the SpinCo Group to which such Delayed SpinCo Asset is to be Transferred, or which will assume such Delayed SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been Transferred or assumed as contemplated hereby and so that the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group; provided that notwithstanding anything to the contrary in this Section 2.4(c), no member of the Parent Group shall be obligated to extend, renew or otherwise cause a Contract or other obligation to remain in effect beyond the term thereof in effect as of the Distribution Date.

(d)               Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of Transfer of any Delayed SpinCo Asset or the deferral of assumption of any Delayed SpinCo Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments to the Transfer of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed, the Transfer of the applicable Delayed SpinCo Asset or the assumption of the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement as promptly as reasonably practicable for no further consideration and without set-off.

(e)               Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities. Any member of the Parent Group retaining a Delayed SpinCo Asset or Delayed SpinCo Liability due to the deferral of the Transfer of such Delayed SpinCo Asset or the deferral of the assumption of such Delayed SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money with respect to such Delayed SpinCo Asset or Delayed SpinCo Liability, in each case unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or Delayed SpinCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such Delayed SpinCo Asset or Delayed SpinCo Liability.

(f)                Approvals and Notifications for Parent Assets. To the extent that the Transfer of any Parent Asset, the assumption of any Parent Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that (without limiting the rights of Badger or the obligations of Parent under the Merger Agreement) neither Parent, SpinCo nor any member of their respective Groups shall be obligated to (and, without the prior written consent of Badger, no member of the Parent Group shall) pay or commit to pay such Person whose Approval or Notification is required any cash or other consideration, make any commitment or incur any Liability.

(g)               Delayed Parent Transfers. If and to the extent that the valid, complete and perfected Transfer to the Parent Group of any Parent Asset or assumption by the Parent Group of any Parent Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Effective Time then, unless the Parties and Badger mutually shall otherwise determine, the Transfer to the Parent Group of such Parent Assets or the assumption by the Parent Group of such Parent Liabilities, as the case may be, shall be automatically deemed deferred and any such purported Transfer or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.

(h)               Treatment of Delayed Parent Assets and Delayed Parent Liabilities. If any Transfer of any Parent Asset (or a portion thereof) or any assumption of any Parent Liability (or a portion thereof) intended to be Transferred or assumed hereunder, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of the provisions of Section  2.4(g) or for any other reason (any such Parent Asset (or a portion thereof), a “Delayed Parent Asset” and any such Parent Liability (or a portion thereof), a “Delayed Parent Liability”), then, insofar as reasonably possible and subject to applicable Law, (i) the member of the SpinCo Group retaining such Delayed Parent Asset shall hold such Delayed Parent Asset in trust for the use and benefit of the member of the Parent Group entitled thereto (at the expense of the member of the Parent Group entitled thereto) and (ii) Parent shall cause the applicable member of its Group to pay or reimburse the member of the SpinCo Group retaining such Delayed Parent Liability for all amounts paid or incurred by it in connection with the retention of such Delayed Parent Liability and perform any Liabilities in the place of the member of the SpinCo Group retaining such Delayed Parent Liability to the extent such performance is reasonably practicable, permitted under applicable Law and does not result in a breach or default (or give rise to any termination rights, penalties or other remedies for the benefit of any counterparty) under any applicable Contract of the SpinCo Group. In addition, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business and take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be Transferred, or which will assume such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been Transferred or assumed as contemplated hereby and so that the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Parent Group; provided that notwithstanding anything to the contrary in this Section 2.4(h), no member of the SpinCo Group shall be obligated to extend, renew or otherwise cause a Contract or other obligation to remain in effect beyond the term thereof in effect as of the Distribution Date.

(i)                 Transfer of Delayed Parent Assets and Delayed Parent Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of Transfer of any Delayed Parent Asset or the deferral of assumption of any Delayed Parent Liability pursuant to Section 2.4(g), are obtained or made, and, if and when any other legal impediments to the Transfer of any Delayed Parent Asset or the assumption of any Delayed Parent Liability have been removed, the Transfer of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement as promptly as reasonably practicable for no further consideration and without set-off.

(j)                 Costs for Delayed Parent Assets and Delayed Parent Liabilities. Any member of the SpinCo Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the Transfer of such Delayed Parent Asset or the deferral of the assumption of such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money with respect to such Delayed Parent Asset or Delayed Parent Liability, in each case unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or Delayed Parent Liability.

2.5              Novation of Liabilities.

(a)               Novation of SpinCo Liabilities.

(i)                 Each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities (including all SpinCo Debt) and obtain in writing the unconditional release of each member of the Parent Group that is a party to any such arrangements, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that (without limiting the rights of Badger or the obligations of Parent under the Merger Agreement) none of Parent, SpinCo nor any member of their respective Groups shall be obligated (and, without the prior written consent of Badger, no member of the Parent Group shall) pay or commit to pay such Person whose Approval or Notification is required any cash or other consideration, make any commitment or incur any Liability to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)              If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased SpinCo Liabilities from and after the Effective Time and SpinCo shall cause the applicable member of its Group to pay or reimburse the member of the Parent Group that is subject to such Unreleased SpinCo Liability for all amounts paid or incurred by it in connection with the retention of such Unreleased SpinCo Liability. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

(b)               Novation of Parent Liabilities.

(i)                 Each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to any such arrangements, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that none of Badger, Parent, SpinCo nor any member of their respective Groups shall be obligated (and, without the prior written consent of Badger, no member of the Parent Group shall) pay or commit to pay such Person whose Approval or Notification is required any cash or other consideration, make any commitment or incur any Liability to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)              If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Parent Liabilities from and after the Effective Time and Parent shall cause the applicable member of its Group to pay or reimburse the member of the SpinCo Group that is subject to such Unreleased Parent Liability for all amounts paid or incurred by it in connection with the retention of such Unreleased Parent Liability. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and Parent or the applicable Parent Group member shall assume, such Unreleased Parent Liabilities without exchange of further consideration.

2.6              Release of Guarantees; Dismissal from Litigation. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)               At or prior to the Effective Time or as soon as reasonably practicable thereafter, each of Parent and SpinCo shall, with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use its commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any SpinCo Liability (including any SpinCo Debt) to the extent that they relate to SpinCo Liabilities, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such SpinCo Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor of or obligor for any Parent Liability to the extent that they relate to Parent Liabilities, including the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such Parent Liability.

(b)               To the extent required to obtain a release from a guarantee of:

(i)                 any member of the Parent Group, SpinCo shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement reasonably acceptable to SpinCo, which agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any SpinCo Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which SpinCo would be reasonably unable to comply or (B) which SpinCo would not reasonably be able to avoid breaching; and

(ii)              any member of the SpinCo Group, Parent or a member of the Parent Group designated by Badger and reasonably acceptable to SpinCo shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement reasonably acceptable to Parent, which agreement shall include the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Parent would be reasonably unable to comply or (B) which Parent would not reasonably be able to avoid breaching.

(c)               If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section  2.6, (A) the Party or the relevant member of its Group that has assumed or should have assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (B) each of Parent and SpinCo, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to, a Third Party any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party.

(d)               Without limiting the Parties’ rights and obligations pursuant to Article IV:

(i)                 if Parent or any member of the Parent Group is a named defendant in a Third-Party Claim that does not arise out of any SpinCo Liabilities but to which SpinCo or a member of the SpinCo Group is a named defendant, to the extent requested by SpinCo, Parent shall reasonably cooperate, or cause the applicable member of the Parent Group to reasonably cooperate, with SpinCo to obtain the dismissal of SpinCo or any applicable members of the SpinCo Group as defendants to such Third-Party Claim; and

(ii)              if SpinCo or any member of the SpinCo Group is a named defendant in a Third-Party Claim that does not arise out of any Parent Liabilities but to which Parent or a member of the Parent Group is a named defendant, to the extent requested by Parent, SpinCo shall reasonably cooperate, or cause the applicable member of the SpinCo Group to reasonably cooperate, with Parent to obtain the dismissal of Parent or any applicable members of the Parent Group as defendants to such Third-Party Claim.

(e)               Notwithstanding the foregoing, no Party or member of its Group shall be required to take any action pursuant to Section 2.6(d) that would reasonably be expected to be detrimental in any material respect to such Party or Group member’s litigation strategy or defense of the applicable Third-Party Claim or any related Third-Party Claim.

2.7              Termination of Agreements.

(a)               Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each other member of the SpinCo Group, on the one hand, and Parent and each other member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any other member of the SpinCo Group, on the one hand, and Parent and/or any other member of the Parent Group, on the other hand, effective as of the Effective Time, including any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(i), without any further Liability to either Party or the members of its Group. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)               The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or SpinCo, as the case may be, is a party; and (vi) any Shared Contracts.

(c)               The Parties shall settle or extinguish immediately prior to the Effective Time all intercompany accounts receivable and accounts payable, in each case, that arise prior to the Effective Time and that do not arise out of the agreements, arrangements, commitments or understandings set forth in Section 2.7(a) or Section 2.7(b), between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, in each case without any further Liability to either Party or the members of its Group. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

2.8              Treatment of Shared Contracts.

(a)               Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties and Badger otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, with respect to any SpinCo Contract, which is assigned to SpinCo or any other member of the SpinCo Group pursuant to Section 2.2(a) but is not exclusively related to the SpinCo Business (any such Contract, a “Shared Contract”), the Parties shall, and shall cause each of the members of their respective Groups to, use commercially reasonable efforts (including using commercially reasonable efforts to (i) obtain any required Approvals or Notifications or (ii) facilitate a member of the Parent Group entering into a new Contract with the counterparty to such Shared Contract on the best terms reasonably available) to cause (A) the relevant member of the Parent Group to receive the rights and benefits previously provided to the Parent Business pursuant to such Shared Contract and (B) the relevant member of the Parent Group to bear the burden of the corresponding Liabilities under such Shared Contract. Following the Effective Time, SpinCo or another member of the SpinCo Group shall, upon reasonable written request from Parent, take such reasonable and permissible actions to cause a member of the Parent Group (at Parent’s sole cost and expense) to receive and exercise all rights under such Shared Contract to the extent such rights arise under the portion of the Shared Contract relating to the Parent Business, and Parent or another member of the Parent Group shall take such reasonable and permissible actions to bear the burden of the corresponding Liabilities to the extent such Liabilities arise under the portion of the Shared Contract relating to the Parent Business, and, as applicable, SpinCo or another member of the SpinCo Group shall promptly pay to Parent when received all monies received by the SpinCo Group under such portion of a Shared Contract. Notwithstanding the foregoing, no member of the SpinCo Group shall be required by this Section 2.8 to maintain in effect any Shared Contract, and no member of the Parent Group shall have any approval or other rights with respect to any amendment, termination or other modification of any Shared Contract.

(b)               Each of Parent and SpinCo shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)               Nothing in this Section 2.8 shall require any member of any Group to make any payment, incur any obligation or grant any concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8, except to the extent advanced, assumed or agreed in advance in writing to be reimbursed or indemnified by any member of the other Group.

2.9              Bank Accounts; Wrong Pockets.

(a)               Each Party agrees to take, or cause the members of its Group to take, at or prior to the Effective Time, all actions necessary to amend all Contracts governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all Contracts governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such SpinCo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Parent Account or SpinCo Account, respectively, is de-Linked from such Parent Account or SpinCo Account, respectively.

(b)               It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the SpinCo Accounts will be managed and funds collected from the SpinCo Business will be transferred into one or more accounts maintained by SpinCo or a member of the SpinCo Group.

(c)               It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds from the Parent Business collected will be transferred into one or more accounts maintained by Parent or a member of the Parent Group.

(d)               Subject to Section 2.12, with respect to any outstanding checks issued or payments initiated by Parent, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e)               As between Parent and SpinCo (and the members of their respective Groups), all monies, checks and other payments and reimbursements received after the Effective Time by either Party (or a member of its Group) that are (or represent the proceeds of, including accounts receivable of), in whole or in part, an Asset or Liability of the other Party (or a member of its Group), shall be held by such first Party in trust for the use and benefit of the other Party (or the applicable member of its Group) and, promptly following receipt by such first Party of any such money, check or other payment or reimbursement, such first Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party (or such member of its Group) the amount of such money, check or other payment or reimbursement without right of set-off.

2.10          Ancillary Agreements. Effective at or prior to the Effective Time, each of Parent and SpinCo will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is or is contemplated to be a party.

2.11          Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IN THE EVENT THAT ANY INFORMATION EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT WHICH IS AN ESTIMATE OR FORECAST, OR WHICH IS BASED ON AN ESTIMATE OR FORECAST, IS FOUND TO BE INACCURATE.

2.12          SpinCo Cash Amount.

(a)               At least five (5) Business Days prior to the Effective Time, SpinCo shall deliver to Badger a statement in writing (the “Cash Statement”) setting forth in reasonable detail SpinCo’s good faith estimate of the SpinCo Cash Amount as of the Business Day immediately preceding such date of delivery (the “Estimated SpinCo Cash Amount”) and the computation thereof, together with reasonable supporting documentation. During the period after the delivery of the Cash Statement and prior to the Effective Time, Badger shall have an opportunity to review the Cash Statement and SpinCo shall cooperate with Badger in good faith to mutually agree upon the Estimated SpinCo Cash Amount in the event Badger in good faith disputes the calculation thereof or any item included in such calculation; provided, however, that if SpinCo and Badger are not able to reach mutual agreement prior to the Effective Time, the Estimated SpinCo Cash Amount, as modified to include any changes agreed to by SpinCo and Badger, shall be the Estimated SpinCo Cash Amount for purposes of Section 2.12(b). SpinCo shall keep Badger apprised of changes to the Estimated SpinCo Cash Amount as a result of the occurrence of events between the date of computation of the Estimated SpinCo Cash Amount and the Effective Time.

(b)               Immediately prior to the Effective Time, Parent shall contribute to SpinCo an amount of cash equal to the Estimated SpinCo Cash Amount determined pursuant to Section 2.12(a), as such amount is further adjusted to take into account the occurrence of events between the date of computation of the Estimated SpinCo Cash Amount and the Effective Time, in a manner consistent with the calculation of the Estimated SpinCo Cash Amount.

(c)               Notwithstanding the foregoing, to the extent that the Estimated SpinCo Cash Amount determined pursuant to Section 2.12(a), as such amount is further adjusted to take into account the occurrence of events between the date of computation of the Estimated SpinCo Cash Amount and the Effective Time, in a manner consistent with the calculation of the Estimated SpinCo Cash Amount, is a negative number, then immediately prior to the Effective Time, SpinCo shall distribute to Parent an amount of cash equal to the absolute value of the Estimated SpinCo Cash Amount, as adjusted.

Article III
THE DISTRIBUTION

3.1              Sole and Absolute Discretion; Cooperation.

(a)               Without limiting Badger’s rights and Parent’s obligations under the Merger Agreement and the other provisions of this Agreement, Parent shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, without limiting Badger’s rights and Parent’s obligations under the Merger Agreement and the other provisions of this Agreement, Parent may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Parent’s right to terminate this Agreement or the Distribution as set forth in, and subject to, Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)               SpinCo shall cooperate with Parent to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of the SpinCo Common Shares on the SpinCo Registration Statement. Parent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation or exchange agent and financial, legal, accounting and other advisors for Parent. SpinCo and Parent, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

3.2              Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)               Notice to NYSE American. Parent shall, to the extent possible, use reasonable best efforts to give the NYSE American not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)               SpinCo Articles of Incorporation and SpinCo Bylaws. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that, as of the Effective Time, the SpinCo Articles of Incorporation and the SpinCo Bylaws shall become the articles of incorporation and bylaws, respectively, of SpinCo.

(c)               SpinCo Directors and Officers. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement, unless otherwise agreed by the Parties; (ii) each individual referred to in the foregoing clause (i) shall have resigned from his or her position, if any, effective as of the effective time of the Merger, as a member of the Parent Board or as an executive officer of Parent; and (iii) SpinCo shall have such other officers as SpinCo shall appoint.

(d)               NYSE American Listing. SpinCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the SpinCo Common Shares to be distributed in the Distribution on the NYSE American, subject to official notice of distribution.

(e)               Securities Law Matters. Without limiting Badger’s rights and Parent’s obligations under the Merger Agreement, SpinCo shall file any amendments or supplements to the SpinCo Registration Statement as may be necessary or advisable in order to cause the SpinCo Registration Statement to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Without limiting Badger’s rights and Parent’s obligations under the Merger Agreement, Parent and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and SpinCo will prepare, and SpinCo will, to the extent required under applicable Law, file with the SEC, any such documentation and any requisite no-action letters or waivers which Parent determines are necessary or desirable to effectuate the Distribution, and Parent and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and SpinCo shall take all such actions as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f)                Availability of Information Statement. Parent shall, as soon as is reasonably practicable after the SpinCo Registration Statement is declared effective under the Exchange Act and the Parent Board has approved the Distribution, cause the Information Statement to be made available to the Record Holders.

(g)               The Distribution Agent. Parent shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

3.3              Conditions to the Distribution.

(a)               The consummation of the Distribution will be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions (provided that any waiver of clause (i), clause (iii), clause (iv) or clause (v) will require the prior written consent of Badger, which shall not be unreasonably withheld, conditioned or delayed):

(i)             The SEC shall have declared effective the SpinCo Registration Statement; no order suspending the effectiveness of the SpinCo Registration Statement shall be in effect; and no proceedings for such purpose shall have been instituted or threatened by the SEC.

(ii)            The Information Statement shall have been made available to the Record Holders.

(iii)           SpinCo shall have received a written opinion of Vinson & Elkins L.L.P., Tax counsel to SpinCo, on which SpinCo and Parent (and Parent’s successors) shall be entitled to rely, dated as of the Distribution Date, in form and substance substantially set forth on Exhibit E, which opinion concludes (subject to customary assumptions, qualifications and representations, including the representations made by SpinCo in the tax representation letter), that commencing with its short taxable year ending December 31, 2022, SpinCo will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws and its intended and actual method of operation will enable SpinCo to qualify for taxation as a REIT under the U.S. federal income tax laws for its taxable year ending December 31, 2022 and thereafter..

(iv)          One or more nationally recognized valuation or accounting firms or investment banks reasonably acceptable to Parent and Badger, shall have delivered one or more opinions in customary form to the Parent Board confirming the solvency of SpinCo after consummation of the Distribution, and such opinion(s) shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinion(s) shall not have been withdrawn or rescinded.

(v)           The Separation shall have been consummated in accordance with the Separation Step Plan in all material respects.

(vi)          The actions or filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder to effect the Separation and the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(vii)         Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(viii)        No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(ix)             All necessary permits and authorizations under the Securities Act of 1933, as amended, and the Exchange Act relating to the issuance and trading of the SpinCo Common Shares shall have been obtained and remain in effect and the SpinCo Common Shares to be distributed to the Parent shareholders in the Distribution shall have been accepted for listing on the NYSE American, subject to official notice of distribution.

(x)               No other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement (except that the prior written consent of Badger shall be required for Parent to rely on the condition described in this clause (x) as a basis for not completing the Distribution).

(b)               The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX, without limiting the rights of Badger or the obligations of Parent hereunder or under the Merger Agreement. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties (subject, in the case of a waiver, to the first sentence of Section 3.3(a)). If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4              The Distribution.

(a)               Subject to Section 3.3, at or prior to the Effective Time, SpinCo will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding SpinCo Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Parent Shares to instruct the Agent to distribute at the Effective Time the appropriate number of SpinCo Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. SpinCo will not issue paper stock certificates in respect of the SpinCo Shares. The Distribution shall be effective at the Effective Time.

(b)               Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive in the Distribution a number of whole SpinCo Common Shares equal to the number of Parent Common Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number. Each Record Holder will be entitled to receive in the Distribution a number of whole SpinCo Class C Common Shares equal to the number of Parent Class C Common Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number. Notwithstanding anything to the contrary in this Agreement, SpinCo Common Shares that are distributed in the Distribution in respect of a Parent Restricted Stock Award (all such SpinCo Common Shares taken together, the “Restricted SpinCo Common Shares”) shall be subject to the same vesting conditions as the underlying Parent Restricted Stock Award and shall vest immediately following the Effective Time (as defined in the Merger Agreement).

(c)               No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a shareholder of SpinCo. In lieu of any such fractional SpinCo Common Shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a SpinCo Common Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, SpinCo shall direct the Agent to determine the number of whole and fractional SpinCo Common Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests of SpinCo Common Shares (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable Transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. No member of the Parent Group shall bear the cost of any Taxes, costs or expenses of such sale and distribution in respect of any fractional shares. None of Parent or SpinCo or their respective Groups, or the Agent, will be required to guarantee any minimum sale price for the fractional SpinCo Common Shares sold in accordance with this Section 3.4(c). Neither Parent, SpinCo nor any member of their respective Groups will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Parent Shares held of record in the name of a nominee in any nominee account as of immediately prior to the Effective Time shall be treated as the Record Holder with respect to such shares.

(d)               Any SpinCo Shares or cash in lieu of fractional shares with respect to SpinCo Common Shares that remain unclaimed by any Record Holder one hundred eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo or its transfer agent on its behalf shall hold such SpinCo Shares and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Shares and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and none of Parent, Badger or any member of the Parent Group shall have any Liability with respect thereto.

(e)               Until the SpinCo Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, SpinCo will regard the Persons entitled to receive such SpinCo Shares as record holders of SpinCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Shares then held by such holder.

Article IV
MUTUAL RELEASES; INDEMNIFICATION

4.1              Release of Pre-Distribution Claims.

(a)               SpinCo Release of Parent. Except as provided in Section 4.1(c), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents, other Representatives or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns and (ii) all Persons who at any time prior to the Effective Time have been Affiliates, shareholders, directors, officers, agents, other Representatives or employees of any member of the Parent Group or any of their Affiliates other than any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (the Persons set forth in clauses (i) and (ii), the “Parent Non-Recourse Parties”) and all Badger Non-Recourse Parties, in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all other Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to the SpinCo Business, the SpinCo Assets, the SpinCo Liabilities or any member of the Parent Group’s direct or indirect beneficial ownership of the equity interests of any member of the SpinCo Group or any member of the Parent Group’s management, oversight, supervision or operation of the SpinCo Business.

(b)               Parent Release of SpinCo. Except as provided in Section 4.1(c), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents, other Representatives or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) SpinCo and the members of the SpinCo Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been Affiliates, shareholders, directors, officers, agents, other Representatives or employees of any member of the SpinCo Group or any of their Affiliates other than any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (the Persons set forth in clauses (i) and (ii), the “SpinCo Non-Recourse Parties”), in each case from: (A) all Parent Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all other Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to the Parent Business, the Parent Assets or the Parent Liabilities or any member of the Parent Group’s direct or indirect beneficial ownership of the equity interests of any member of the SpinCo Group.

(c)               Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, the Merger Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)                 any Liability provided in or resulting from any agreement among any members of the Parent Group or any members of the SpinCo Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;

(ii)              any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, the Merger Agreement or any Ancillary Agreement;

(iii)            any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)             any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand;

(v)               any Liability that SpinCo, the OP, Parent or New LLC may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, the Merger Agreement, any Ancillary Agreement or otherwise for claims brought against such parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Merger Agreement or the Ancillary Agreements; or

(vi)             any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring any of the obligations it has to indemnify any director, officer or employee of any member of the SpinCo Group who was a director, officer or employee of any member of the Parent Group at or prior to the Effective Time; it being understood that, if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provision set forth in this Article IV.

(d)               No Claims. SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)               Execution of Further Releases. At any time at or after the Effective Time, at the reasonable request of either Party, the other Party shall cause applicable members of its respective Group and, to the extent reasonably practicable, other Persons on whose behalf it released Liabilities pursuant to this Section 4.1 to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2              Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement (including Section 8.4) or in any Ancillary Agreement, to the fullest extent permitted by Law, each of SpinCo and the OP shall, and SpinCo shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their Affiliates (excluding, for the avoidance of doubt, any portfolio companies of Affiliates of Parent that are not Subsidiaries of, or providing services to, a member of the Parent Group) and their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, directly or indirectly, any of the following items (without duplication):

(a)               any SpinCo Liability;

(b)               any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(c)               any breach by SpinCo or any other member of the SpinCo Group of any of its representations, warranties, covenants or agreements set forth in this Agreement or any of the Ancillary Agreements;

(d)               except to the extent it relates to a Parent Liability, any guarantee, pledge, indemnification or contribution obligation, surety bond or other credit support arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the Parent Group that survives following the Distribution;

(e)               any claims made by any Service Provider or Former Service Provider which are covered by the Service Provider Releases; and

(f)                any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any Disclosure Document, other than the matters described in clause (e) of Section 4.3.

4.3              Indemnification by Parent. Except as otherwise specifically set forth in this Agreement (including Section 8.4) or in any Ancillary Agreement, to the fullest extent permitted by Law, each of Parent and New LLC shall, and Parent shall cause the other members of the Parent Group to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of their Affiliates and their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, directly or indirectly, any of the following items (without duplication):

(a)               any Parent Liability;

(b)               any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(c)               any breach by Parent or any other member of the Parent Group of any of its representations, warranties, covenants or agreement set forth in this Agreement or any of the Ancillary Agreements;

(d)               except to the extent it relates to a SpinCo Liability, any guarantee, pledge, indemnification or contribution obligation, surety bond or other credit support arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the SpinCo Group that survives following the Distribution; and

(e)               subject to Section 8.4, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any disclosure document filed by Parent that describes the Separation and the Distribution.

4.4              Indemnification Obligations Net of Insurance Proceeds and Third Party Proceeds.

(a)               The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses or Taxes incurred in the collection thereof) from any Person (“Third Party Proceeds”) by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which SpinCo, the OP, Parent or New LLC (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third Party Proceeds actually recovered (in each case, net of any out-of-pocket costs or expenses or Taxes actually incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any Third Party Proceeds in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds or Third Party Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such Third Party Proceeds (in each case, net of any out-of-pocket costs or expenses or Taxes actually incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)               The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each of SpinCo, the OP, Parent and New LLC shall, and shall cause the members of its Group (as applicable) to, use commercially reasonable efforts to collect or recover any Insurance Proceeds or Third Party Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV; provided, that any such party’s inability to collect or recover Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds or Third Party Proceeds, and without limiting its commercially reasonable efforts obligation pursuant to the foregoing sentence, if any, an Indemnitee need not attempt to collect any Insurance Proceeds or Third Party Proceeds prior to making a claim for indemnification or contribution or receiving any indemnification payment or contribution otherwise owed to it under this Agreement or any Ancillary Agreement.

(c)               Any indemnification payment under this Article IV shall be adjusted in accordance with Section 6.03(b) of the Tax Matters Agreement, to the extent applicable.

4.5              Procedures for Indemnification of Third-Party Claims.

(a)               Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnitee may seek indemnification hereunder or under any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim; provided, however, that the failure to forward such notices and documents shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure.

(b)               Control of Defense. Subject to Section 4.5(e), an Indemnifying Party may elect to assume the defense of (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)               Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable, documented fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)               Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such party shall cooperate with the party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling party, at the non-controlling party’s expense, all witnesses, information and materials in such party’s possession or under such party’s control relating thereto as are reasonably required by the controlling party. In addition to the foregoing, if the Indemnifying Party has assumed the defense of a Third-Party Claim and any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ one separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable and documented fees and expenses of such counsel for all Indemnitees.

(e)               No Settlement. Neither SpinCo, the OP, Parent or New LLC may settle or compromise any Third-Party Claim for which a Parent Indemnitee (in the case of SpinCo or the OP) or a SpinCo Indemnitee (in the case of Parent or New LLC) is seeking to be indemnified hereunder without the prior written consent (which consent may not be unreasonably withheld, conditioned or delayed) of SpinCo or the OP in the case of Parent or New LLC, or Parent or New LLC in the case of SpinCo or the OP, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the non-settling or non-compromising party and provides for a full, unconditional and irrevocable release of the non-settling or non-compromising party from all Liability in connection with the Third-Party Claim.

(f)                Tax Matters Agreement Governs. The above provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes (it being understood and agreed that Taxes and Tax matters shall be governed by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6              Additional Matters.

(a)               Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within forty-five (45) days of the final determination of the amount for which the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds and Third Party Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge of any Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)               Notice of Direct Claims. An Indemnitee shall give the Indemnifying Party written notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim within thirty (30) days of such determination, which notice shall describe the claim in reasonable detail, state the amount of the indemnifiable Liability claimed, if known, and the method of computation thereof, and contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(b) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(b). If such Indemnifying Party does not respond within thirty (30) days after the receipt of notice from the Indemnitee or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)               Pursuit of Claims Against Third Parties. If (i) a party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other party to satisfy the Liability incurred by the incurring party; and (iii) a legal or equitable remedy may be available to the other party against a Third Party for such Liability, then the other party shall use its commercially reasonable efforts to cooperate with the incurring party, at the incurring party’s expense, to permit the incurring party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)               Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party may elect to be subrogated to and stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. If the Indemnifying Party elects to be so subrogated, such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)               Substitution. In the event of an Action for which the Indemnifying Party has assumed the defense pursuant to Section 4.5(b) but in which the Indemnifying Party is not a named defendant and an Indemnitee is a named defendant, if the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the Indemnitee named as a defendant in the Action.

4.7              Right of Contribution.

(a)               Contribution. If any right of indemnification contained in Section 4.2 or Section  4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)               Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed SpinCo Assets or Delayed SpinCo Liabilities (except for the gross negligence, bad faith or willful misconduct of a member of the Parent Group) or with the ownership, operation or activities of the SpinCo Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group, and (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence, bad faith or willful misconduct of a member of the SpinCo Group) or with the ownership, operation or activities of the Parent Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8              Covenant Not to Sue. Each of SpinCo, the OP, Parent and New LLC hereby covenants and agrees that none of it, the members of such Party’s Group (as applicable) or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement or the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement or the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9              Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10          Survival of Indemnities. The rights and obligations of each of Parent, New LLC, SpinCo and the OP and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group; it being understood that in any such case, the applicable Party or Group member shall make proper provision so that the successor or acquiror, as applicable, expressly assumes the obligations of such Party or Group member set forth in this Article IV.

4.11          Certain Tax Procedures.

(a)               Indemnification Payments to SpinCo.

(i)                 With respect to any period in which SpinCo has made or will make an election to be taxed as a REIT, notwithstanding any other provisions in this Agreement or any Ancillary Agreement, any indemnification payments to be made to any member of the SpinCo Group pursuant to Section 4.3 or Section 4.4 or otherwise pursuant to this Agreement or any indemnification payments to be made to any member of the SpinCo Group pursuant to any Ancillary Agreement (a “SpinCo Indemnity Payment”) for any calendar year shall not exceed the sum of (1) the amount that is determined will not be gross income of SpinCo for purposes of the requirements of Sections 856(c)(2) and (3) of the Code (the “Specified REIT Requirements”) for any period in which SpinCo has made any election to be taxed as a REIT, with such determination to be set forth in an opinion of outside tax counsel selected by SpinCo, which opinion shall be reasonably satisfactory to SpinCo, plus (2) such additional amount that is estimated can be paid to SpinCo in such taxable year without causing SpinCo to fail to meet the Specified REIT Requirements, determined (x) as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (I) and 856(c)(3)(A) through (I) of the Code (“Qualifying Income”) and (y) by taking into account any other payments to SpinCo (and any other relevant member of the SpinCo Group) during such taxable year that do not constitute Qualifying Income, which determination shall be (A) made by independent tax accountants to SpinCo, and (B) submitted to and approved by SpinCo’s outside tax counsel, and, (3) in the event that SpinCo receives a ruling from the IRS or an opinion of SpinCo’s outside tax counsel to the effect that the receipt of the additional amount of SpinCo Indemnity Payments otherwise required to be paid in excess of the amounts paid under clause (1) and (2) above either would constitute Qualifying Income or would be excluded from gross income of SpinCo for purposes of the Specified REIT Requirements, the aggregate SpinCo Indemnity Payments otherwise required to be made (determined without regard to this Section 4.11(a)), less the amount otherwise previously paid under clauses (1) and (2) above.

(ii)              To the extent that SpinCo Indemnity Payments owed in any calendar year exceed the amount that may be paid pursuant to Section 4.11(a)(i), Parent shall place (or cause to be placed) the full amount of any remaining SpinCo Indemnity Payments required to be made in a mutually agreed escrow account upon mutually acceptable terms, which shall provide that (1) the amounts in the escrow account shall be treated as the property of Parent or the applicable member of the Parent Group, until such amounts are released from such escrow account to any SpinCo Indemnitee, (2) all income earned upon the amounts in the escrow account shall be treated as the property of Parent or the applicable member of the Parent Group and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by Parent or the applicable member of the Parent Group whether or not said income has been distributed to Parent or a member of the Parent Group during such taxable year, (3) the amounts in the escrow account shall be invested only as determined by Parent in its sole discretion, and (4) any portion thereof shall not be released to any SpinCo Indemnitee unless and until Parent receives any of the following: (A) a letter from SpinCo’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the SpinCo Indemnitee without causing SpinCo to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be (1) made by such independent tax accountants and (2) submitted to and approved by SpinCo’s outside tax counsel, (B) an opinion of outside tax counsel selected by SpinCo, such opinion to be reasonably satisfactory to SpinCo, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder or a ruling from the IRS, receipt of the additional amount of SpinCo Indemnity Payments otherwise required to be paid either would be excluded from gross income of SpinCo for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events amounts shall be released from the escrow account to the applicable SpinCo Indemnitee in an amount equal to the lesser of the unpaid SpinCo Indemnity Payments due and owing (determined without regard to this Section 4.11(a)) or the maximum amount stated in the letter referred to in clause (3)(A) above or (C) a letter from SpinCo designating a Taxable REIT Subsidiary of SpinCo as the recipient of the SpinCo Indemnity Payment, in which case the escrow agent shall release the remainder of the SpinCo Indemnity Payment to SpinCo or its designee.

(iii)            Any amount held in escrow pursuant to Section 4.11(a)(ii) for five (5) years after the date on which Parent’s obligation to pay the SpinCo Indemnity Payment arose shall be released from such escrow to be used as determined by Parent in its sole and absolute discretion.

(iv)             SpinCo shall bear all costs and expenses with respect to the escrow.

(v)               Parent shall reasonably cooperate in good faith to amend this Section 4.11(a) at the reasonable request of SpinCo in order to (1) maximize the portion of the payments that may be made to the SpinCo Indemnitees hereunder without causing SpinCo to fail to meet the Specified REIT Requirements, (2) improve SpinCo’s chances of securing a favorable ruling described in this Section 4.11(a), or (3) assist SpinCo in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 4.11(a).

(b)               Indemnification Payments to Parent.

(i)                 With respect to any period in which Parent has made or will make an election to be taxed as a REIT, notwithstanding any other provisions in this Agreement or any Ancillary Agreement, any indemnification payments to be made to any member of the Parent Group pursuant to Section 4.2 or Section 4.4 or otherwise pursuant to this Agreement or any indemnification payments to be made to any member of the Parent Group pursuant to any Ancillary Agreement (a “Parent Indemnity Payment”) for any calendar year shall not exceed the sum of (1) the amount that is determined will not be gross income of Parent for purposes of the Specified REIT Requirements for any period in which Parent has made any election to be taxed as a REIT, with such determination to be set forth in an opinion of outside tax counsel selected by Parent, which opinion shall be reasonably satisfactory to Parent, plus (2) such additional amount that is estimated can be paid to Parent in such taxable year without causing Parent to fail to meet the Specified REIT Requirements, determined (x) as if the payment of such amount did not constitute Qualifying Income and (y) by taking into account any other payments to Parent (and any other relevant member of the Parent Group) during such taxable year that do not constitute Qualifying Income, which determination shall be (A) made by independent tax accountants to Parent, and (B) submitted to and approved by Parent’s outside tax counsel, and, (3) in the event that Parent receives a ruling from the IRS or an opinion of Parent’s outside tax counsel to the effect that the receipt of the additional amount of Parent Indemnity Payments otherwise required to be paid in excess of the amounts paid under clause (1) and (2) above either would constitute Qualifying Income or would be excluded from gross income of Parent for purposes of the Specified REIT Requirements, the aggregate Parent Indemnity Payments otherwise required to be made (determined without regard to this Section 4.11(b)), less the amount otherwise previously paid under clauses (1) and (2) above.

(ii)              To the extent that Parent Indemnity Payments owed in any calendar year exceed the amount that may be paid pursuant to Section 4.11(b)(i), SpinCo shall place (or cause to be placed) the full amount of any remaining Parent Indemnity Payments required to be made in a mutually agreed escrow account upon mutually acceptable terms, which shall provide that (1) the amounts in the escrow account shall be treated as the property of SpinCo or the applicable member of the SpinCo Group, until such amounts are released from such escrow account to any Parent Indemnitee, (2) all income earned upon the amounts in the escrow account shall be treated as the property of SpinCo or the applicable member of the SpinCo Group and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by SpinCo or the applicable member of the SpinCo Group whether or not said income has been distributed to SpinCo or a member of the SpinCo Group during such taxable year, (3) the amounts in the escrow account shall be invested only as determined by SpinCo in its sole discretion, and (4) any portion thereof shall not be released to any Parent Indemnitee unless and until SpinCo receives any of the following: (A) a letter from Parent’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the Parent Indemnitees without causing Parent to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be (1) made by such independent tax accountants and (2) submitted to and approved by Parent’s outside tax counsel, (B) an opinion of outside tax counsel selected by Parent, such opinion to be reasonably satisfactory to Parent, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder or a ruling from the IRS, receipt of the additional amount of Parent Indemnity Payments otherwise required to be paid either would be excluded from gross income of Parent for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events amounts shall be released from the escrow account to the applicable Parent Indemnitees in an amount equal to the lesser of the unpaid Parent Indemnity Payments due and owing (determined without regard to this Section 4.11(b)) or the maximum amount stated in the letter referred to in clause (3)(A) above or (C) a letter from Parent designating a Taxable REIT Subsidiary of Parent as the recipient of the Parent Indemnity Payment, in which case the escrow agent shall release the remainder of the Parent Indemnity Payment to Parent or its designee.

(iii)            Any amount held in escrow pursuant to Section 4.11(b)(ii) for five (5) years after the date on which SpinCo’s obligation to pay the Parent Indemnity Payment arose shall be released from such escrow to be used as determined by SpinCo in its sole and absolute discretion.

(iv)             Parent shall bear all costs and expenses with respect to the escrow.

(v)               SpinCo shall reasonably cooperate in good faith to amend this Section 4.11(b) at the reasonable request of Parent in order to (1) maximize the portion of the payments that may be made to the Parent Indemnitees hereunder without causing Parent to fail to meet the Specified REIT Requirements, (2) improve Parent’s chances of securing a favorable ruling described in this Section 4.11(b), or (3) assist Parent in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 4.11(b).

Article V
CERTAIN OTHER MATTERS

5.1              Insurance Matters.

(a)               Parent and SpinCo agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall SpinCo, any other member of the SpinCo Group or any SpinCo Indemnitee have Liability or obligation whatsoever to any member of the Parent Group under this Section 5.1 in the event that any Policies shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Parent Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date or as a result of the Policies and practices of SpinCo and the members of the SpinCo Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any Policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(b)               From and after the Effective Time, with respect to any Liability incurred by any member of the Parent Group prior to the Effective Time, SpinCo will provide Parent with access to, including cooperating in good faith with Parent such that Parent may make claims under, Parent’s Occurrence-Based Policies in place immediately prior to the Effective Time (which such Occurrence-Based Policies shall be allocated to SpinCo or any member of the SpinCo Group as of the Effective Time), but solely to the extent that such Occurrence-Based Policies provided coverage for members of the Parent Group prior to the Effective Time; provided that such access to, and the right to make claims under, such Occurrence-Based Policies, shall be subject to the terms, conditions and exclusions of such Occurrence-Based Policies, including but not limited to any limits on coverage or scope, any deductibles, retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i)                 Parent shall notify SpinCo, as promptly as practicable, of any claim made by Parent pursuant to this Section 5.1(b);

(ii)              Parent and the members of the Parent Group shall exclusively bear and be liable for (and neither SpinCo nor any members of the SpinCo Group shall have any obligation to repay or reimburse Parent or any member of the Parent Group for), and shall indemnify, hold harmless and reimburse SpinCo and the members of the SpinCo Group for any deductibles, retentions, coinsurance, fees,and retroactive and/or future premium increases and other expenses incurred by SpinCo or any members of the SpinCo Group to the extent resulting from any access to, or any claims made by Parent or any other members of the Parent Group or otherwise made in respect of losses of the Parent Business under, any insurance provided pursuant to this Section 5.1(b), including any indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, whether such claims are made by Parent, its employees or third Persons; and

(iii)            Parent shall exclusively bear (and neither SpinCo nor any members of the SpinCo Group shall have any obligation to repay or reimburse Parent or any member of the Parent Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Parent or any member of the Parent Group under the Occurrence-Based Policies as provided for in this Section 5.1(b). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Parties shall discuss in good faith the reinstatement of the policy aggregate.

(c)               Except as provided in Section 5.1(b), from and after the Effective Time, neither Parent nor any member of the Parent Group shall have any rights to or under any of the Policies of SpinCo or any other member of the SpinCo Group.

(d)               Neither Parent nor any member of the Parent Group, in connection with making a claim under any Occurrence-Based Policies of SpinCo or any member of the SpinCo Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between SpinCo or any member of the SpinCo Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of SpinCo or any member of the SpinCo Group under the applicable insurance policy; provided that Parent’s or any member of the Parent Group’s making of a claim (including any such claim caused to be made by an Affiliate of Parent on behalf of Parent or any member of the Parent Group) pursuant to Section 5.1(b), in and of itself, shall not be deemed to be an action that triggers the foregoing clauses (i), (ii) or (iii).

(e)               All payments and reimbursements by Parent pursuant to this Section 5.1 will be made within forty-five (45) days after Parent’s receipt of an invoice therefor from SpinCo. SpinCo shall retain the exclusive right to control its Policies, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its Policies and to amend, modify or waive any rights under any such Policies, notwithstanding whether any such Policies apply to any Parent Liabilities or claims Parent has made or could make in the future, and, except as expressly set forth in the last sentence of this Section 5.1(e), no member of the Parent Group shall exhaust, settle, release, commute, buyback or otherwise resolve disputes with SpinCo’s insurers with respect to any of SpinCo’s Occurrence-Based Policies, or amend, modify or waive any rights under any such Occurrence-Based Policies. Each Party shall reasonably cooperate with the other Party and share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters. SpinCo shall use commercially reasonable efforts to obtain extended reporting for any claims made Policies or portions of Policies with claims made coverage features for acts or omissions by any member of the Parent Group incurred prior to the Effective Time. For the avoidance of doubt, each Party and any member of its applicable Group has the sole right to settle or otherwise resolve its claims under the Occurrence-Based Policies and third-party claims made against it or any member of its applicable Group covered under an applicable Policy.

(f)                This Agreement shall not be considered as an attempted assignment of any Policy or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the SpinCo Group or the Parent Group in respect of any Policy or any other contract or policy of insurance.

(g)               This Section 5.1 shall not apply to any property insurance policies or Contracts of either Party or any of the members of its Group to the extent such policies or Contracts provided coverage for the SpinCo Properties as of the Effective Time, which shall be allocated to SpinCo or any member of the SpinCo Group as of the Effective Time pursuant to Section 2.1(a) without any access rights of Parent or any member of the Parent Group from and after the Effective Time.

5.2              Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%).

5.3              Treatment of Payments for Tax Purposes. For all applicable income Tax purposes, the Parties agree to treat any payment required by this Agreement as set forth in Section 6.03(a) of the Tax Matters Agreement.

5.4              Inducement. SpinCo acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article IV.

5.5              Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party or another member of the other Party’s Group.

5.6              Intellectual Property License.

(a)               License to SpinCo. Effective as of the Effective Date and subject to the provisions of this Section 5.6, Parent, on behalf of itself and each member of the Parent Group, hereby grants to SpinCo and each member of the SpinCo Group a worldwide, irrevocable, perpetual, non-exclusive, fully paid-up and royalty-free license under the Parent Licensed IP to use, copy, distribute, disclose, make, modify, improve, display, and otherwise exploit such Parent Licensed IP in the current and future operation of the SpinCo Business.

(b)               License to Parent. Effective as of the Effective Date and subject to the provisions of this Section 5.6, SpinCo, on behalf of itself and each member of the SpinCo Group, hereby grants to Parent and each member of the Parent Group a worldwide, irrevocable, perpetual, non-exclusive, fully paid-up and royalty-free license under the SpinCo Licensed IP to use, copy, distribute, modify, make, improve, disclose, display, and otherwise exploit such SpinCo Licensed IP in the current and future operation of the Parent Business.

(c)               Transfer of Licenses. Except as provided in Section 5.6(f), the licenses granted to a Party hereunder may only be assigned, in whole or in part, to any Affiliate, or in connection with a merger, consolidation, or sale of all, or substantially all, of any of the businesses or any material portion of the assets to which the license relates, so long as: (x) the assigning party provides the other party with prompt written notice of such transaction; (y) the assignment shall not be deemed to extend to other businesses or Affiliates of a successor and (z) the assignee agrees in writing to be bound by the applicable provisions of this Section 5.6. In the event of a permitted assignment hereunder, the assigning party shall be released from its obligations in this Section 5.6 that accrue or arise after the assignment date, and the provisions of this Section 5.6 shall bind the parties’ respective permitted assigns thereafter. If any party sells or transfers any of its Intellectual Property Rights that are licensed by such party in this Section 5.6, the buyer or transferee shall be deemed automatically bound by the assigning party’s obligations in this Section 5.6.

(d)               Limitations.

(i)               All rights and licenses granted from one Party to the other hereunder are granted “as is” and without any representation or warranty of any kind.

(ii)             Each Party reserves all other rights and licenses to its Intellectual Property Rights not licensed hereunder, and no other licenses are granted under this Section 5.6 by implication, estoppel or otherwise.

(iii)            Subject to Section 5.6(c), any rights or licenses granted hereunder extend to each entity that is a Party’s Subsidiary but only for so long as such entity is a Subsidiary and accordingly the license to such entity shall terminate upon such entity ceasing to be a Subsidiary of such Party.

(e)               Licenses Irrevocable. Each Party acknowledges and agrees that, following the Effective Date, the licenses granted by it, as the licensing Party, under this Section 5.6, except where expressly specified otherwise, are non-terminable and irrevocable, and that the licensing Party’s sole remedy after the Effective Date for breach by the other Party, as the licensed Party, hereunder will be for such licensing Party to bring a claim to recover damages and to seek appropriate equitable relief but not termination of the licenses granted by it as the licensing Party hereunder.

(f)                Sublicensing. Each Party, and the members of its Group, as a licensee under the licenses set forth in Sections 5.6(a) or 5.6(b), respectively (such Party and the members of its Group, in such capacity, a “Licensee”), may sublicense the license and rights granted to it by the other Party and members of its Group (such Party and the members of its Group in such capacity a “Licensor”) to a third party in connection with the development, manufacture, sale, provision, use, or other exploitation of its products or services (in each case, within the scope of the applicable license granted to the Licensee under Sections 5.6(a) or 5.6(b), respectively). The Licensee shall treat any material trade secrets or confidential information that embodies, or is, licensed to the Licensee in the same manner, and with the same degree of care, that Licensee treats its own like confidential information and trade secrets, but in no event with less than reasonable care, and Licensee shall not disclose such trade secrets or confidential information licensed to it hereunder to a third party, except in connection with the disclosure of such Licensee’s own confidential information or trade secrets of at least comparable importance and value and on the same terms.

(g)               Bankruptcy Rights. All rights and licenses granted to a Licensee hereunder, are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of “intellectual property rights” within the scope of Section 101 of the Bankruptcy Code. The Licensor acknowledges that the Licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each Licensor irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Licensor from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of the licenses granted by this Section 5.6 in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

Article VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1              Agreement for Exchange of Information.

(a)               Subject to Section 6.9 and any other applicable confidentiality obligations, each of Parent and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, at or after the Effective Time, during normal business hours as soon as reasonably practicable after reasonable advance written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests to the extent that (i) such information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party; (ii) such information is reasonably required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is reasonably required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that counsel to the Party to whom the request has been made reasonably determines that any such provision of information would violate any applicable Law or Contract to which a member of the providing Party’s Group is a party or, subject to Section 6.8, cause a risk of loss or waiver of the protection of any privilege available under applicable Law, including any attorney-client privilege, then in such instances the providing Party shall inform the requesting Party of the general nature of the information being withheld and the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids such consequence; provided, that in the event the consent of a third party is required for the disclosure of any such information, no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such consent is sought unless such Party is fully reimbursed or otherwise made whole by the requesting Party. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b)           Without limiting the generality of the foregoing, until the end of the SpinCo fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party (to the extent applicable) to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Securities Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2           Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3           Compensation for Providing Information. The Party requesting information pursuant to Section 6.1 agrees to reimburse the other Party for the reasonable and documented costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable and documented costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information) (which shall not include the costs of salaries and benefits of employees or any pro rata portion of overhead or other costs of employing employees which would have been incurred by such employees’ employer regardless of the employees’ assistance under this Section 6.3). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4           Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Effective Time, subject to the following sentence. If a Party or any other member of its Group wishes to destroy any information that relates to the other Group, then such Party shall use commercially reasonable efforts to give ninety (90) days’ prior written notice, including a reasonable description of the information it wishes to destroy, to the other Party and (to the extent permitted by applicable Law) such other Party shall have the right at its option and expense, upon prior written notice given within such ninety (90) day period to the first Party, to take possession or make copies of such information within thirty (30) days after the date such notice is given by such other Party to the first Party. Notwithstanding the foregoing, Article 9 of the Tax Matters Agreement will govern the retention of Tax-related records.

6.5           Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6           Other Agreements Providing for Exchange of Information.

(a)           The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b)           Any Party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7           Production of Witnesses; Records; Cooperation.

(a)           After the Effective Time, except in the case of a Dispute between Parent and SpinCo or an Action by SpinCo or Parent (or any member of their respective Groups) against the other Party (or any member of its Group), or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, the former, current and future directors, officers, employees, other personnel, other Representatives (excluding Affiliates of Parent that are not members of the Parent Group) and agents of the members of its respective Group (to the extent practicable) as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent (i) that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder and (ii) there is no legal conflict in the Action between the requesting Party and the requested Party (or any member of their respective Groups) if they are both parties to or involved in the same Action; provided, that in the event any such access to requested books, records or other documents would violate any Law or, subject to Section 6.8, would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, the non-requesting Party shall not be required to provide such books, records or other documents to the requesting Party; provided, further, that (x) Parent shall not be obligated to make available to SpinCo any former officers or employees of Parent that were former officers or employees of Parent prior to the Effective Time and (y) the obligations of SpinCo under this Section 6.7(a) shall be deemed to include using commercially reasonable efforts to make available to Parent the former officers and employees of the Parent Group. The requesting Party shall bear the reasonable and documented costs and expenses in connection therewith upon presentation of invoices therefor (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses).

(b)           If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall use commercially reasonable efforts to make available to such Indemnifying Party, upon reasonable written request, the former, current and future directors, officers, employees, other personnel, other Representatives (excluding Affiliates of Parent that are not members of the Parent Group) and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)           Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions except an Action by SpinCo or Parent (or any member of their respective Groups) against the other Party (or any member of its Group), including using reasonable best efforts to cooperate fully and maintain a joint defense where appropriate (in a manner that will preserve for the members of the Parent Group and the members of the SpinCo Group, as applicable, any Privileged Information with respect thereto).

6.8           Privileged Matters.

(a)           The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the SpinCo Group, and that each of the members of the Parent Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under applicable Law in connection therewith.

(b)           The Parties agree as follows:

(i)           Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group.

(ii)          SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group.

(iii)         If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until the time as the Parties resolve the dispute as to whether the information is Privileged Information pursuant to the procedures set forth in Article VII or unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the SpinCo Business, or to both the Parent Business and the SpinCo Business.

(c)           Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

(d)           If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party.  Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own or its Affiliates’ legitimate interests.

(e)           In the event of any Dispute between Parent and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)            Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request, or if a response is due in less than five (5) business days, at least twenty-four (24) hours before the deadline for a response), shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)           Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Parent and SpinCo set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)           In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing mutually acceptable joint defense or common interest agreements where necessary or useful for this purpose.

6.9           Confidentiality.

(a)           Confidentiality. Subject to Section 6.10, from and after the Effective Time until the two (2)-year anniversary of the Effective Time, each of Parent and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning or belonging to the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group; provided, with respect to trade secrets of any other Party or any member of a Party’s Group or their respective businesses, the foregoing obligations and restrictions shall remain in effect for so long as the relevant information remains a trade secret under applicable Law; provided, that each Party may disclose confidential and proprietary information (a) as required in connection with any Action by one Party or its Affiliates against the other Party or its Group, (b) as necessary to permit a Party or its Affiliates to prepare and disclose its financial statements, Tax Returns or other required disclosures, or (c) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such information. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services. Each Party shall be responsible for any breach of the terms of this Section 6.9 applicable to Representatives by its Representatives.

(b)           No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after written request of the other Party or as required by applicable Law (including privacy Laws) either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or destroy such information (and such copies thereof and such notes, extracts or summaries based thereon) and notify the other Party in writing that it has done so; provided that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any such Ancillary Agreement.

(c)           Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally protected personal information relating to, Third Parties (i) that was received under privacy policies or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10         Protective Arrangements. If a Party, any member of its Group or any of either Party’s Affiliates either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party, applicable member of such Party’s Group or applicable Affiliate shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate to the extent reasonably requested, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. If such other Party fails to receive such appropriate protective order in a timely manner and the Party, applicable member of such Party’s Group or applicable Affiliate receiving the request or demand reasonably determines that disclosing or providing such information is required by applicable Law or may actually prejudice the Party, applicable member of such Party’s Group or applicable Affiliate receiving the request or demand, then the Party, applicable member of such Party’s Group or applicable Affiliate that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing party shall as far in advance as reasonably possible provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case, to the extent legally permitted, and will exercise all commercially reasonable efforts, at the expense of the other Party, to obtain reliable assurance that confidential treatment will be accorded the information disclosed. Notwithstanding the foregoing, notice shall not be required where disclosure is made (i) in response to a routine request by a regulatory or self-regulatory authority or (ii) in connection with a routine audit or examination by a bank examiner or auditor and, in each case, such request, audit or examination does not specifically target the other Party or its Group, the transactions contemplated hereby or the Merger, the information subject to the confidentiality provisions hereof or this Agreement, any Ancillary Agreement or the Merger Agreement, provided that the applicable party making such disclosure shall, to the extent practicable, request the confidential treatment of any disclosed information.

Article VII
DISPUTE RESOLUTION

7.1           Good Faith Officer Negotiation. Either Party seeking resolution of any dispute, cause of action, controversy or claim relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are SpinCo Assets or Parent Assets, any Liabilities are SpinCo Liabilities or Parent Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within fifteen (15) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives or officers who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within forty-five (45) days of receipt of the Officer Negotiation Request, and such forty-five (45)-day period is not extended by mutual written consent of the Parties, the dispute shall be submitted to mandatory mediation in accordance with Section 7.2.

7.2           Mediation. In the event that a Dispute has not been resolved within forty-five (45) days of the receipt of an Officer Negotiation Request in accordance with Section 7.1, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Mediation Request”), be submitted to mandatory mediation in accordance with the International Institute for Conflict Prevention & Resolution (“CPR”) Mediation Procedure (the “Procedure”) then in effect, except as modified herein. The mediation shall be held in New York City, New York, or such other place as the Parties may mutually agree in writing. The Parties shall have fifteen (15) days from receipt of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within fifteen (15) days of receipt of a Mediation Request, then any Party may request (on written notice to the other Party) that CPR assist in the appointment of a mediator in accordance with the Procedure. If the Dispute has not been resolved within thirty (30) days of the appointment of a mediator, or within such longer period as the Parties may agree to in writing, either Party may commence litigation in accordance with Section 10.2; provided, however, that if one Party fails to participate in the mediation by failing to attend at least one mediation conference, if any, or failing to make at least one submission required by the mediator, if any, the other Party may commence litigation in accordance with Section 10.2 prior to the expiration of the time periods set forth above. The Parties agree to bear equally the CPR and mediator’s costs.

7.3           Preliminary Relief. Notwithstanding the foregoing provisions of this Article VII, a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1 and Section 7.2 if such action is reasonably necessary to avoid irreparable damage.

7.4           Conduct During Dispute Resolution Process. Unless otherwise agreed upon in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII.

Article VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1           Further Assurances.

(a)           In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, each of the Parties shall (and shall cause the other members of their respective Group to) use its reasonable best efforts, prior to, at and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)           Without limiting the foregoing, and unless otherwise expressly provided in this Agreement, prior to, at and after the Effective Time, each Party shall (and shall cause the other members of their respective Group to) cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, Contract, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the Parent Assets and the assignment and assumption of the SpinCo Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c)           At or prior to the Effective Time, Parent and SpinCo in their respective capacities as direct and indirect shareholders of the members of their Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by Parent, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof.

8.2           Use of Bluerock Names and Bluerock Marks. From and after the Effective Time, Parent and its controlled Affiliates shall be permitted to use the Bluerock Name and Bluerock Marks for a period of one hundred eighty (180) days for the purpose of winding down such use; provided that Parent and its controlled Affiliates shall use commercially reasonable efforts to minimize and eliminate the use of the Bluerock Names and Bluerock Marks as soon as reasonably practicable; provided, further, that from and after such one hundred eighty (180)-day period, Parent and its controlled Affiliates may no longer use the Bluerock Names and Bluerock Marks or any Trademark confusingly similar thereto and Parent and its controlled Affiliates shall not purport to authorize any other Persons to use such Bluerock Names and Bluerock Marks or any Trademark confusingly similar thereto, whether as a trademark, service mark, corporate, trade or d/b/a name, logo or otherwise. For clarity, the use by Parent and its controlled Affiliates of any Trademarks containing or comprised of the acronyms “BR”, “BRG” and “BEMT”, including reasonable derivations thereof, solely in the manner in which such acronyms were used prior to the Effective Time, shall not be considered a violation of this Section 8.2. From and after the Effective Time, BRE, SpinCo and their respective Affiliates shall cease all use of the Bluerock Trademark or any Trademark confusingly similar thereto and shall not purport to authorize any other Persons to use such Trademark, whether as a trademark, service mark, corporate, trade or d/b/a name, logo or otherwise. Notwithstanding the foregoing, from and after the Effective Time, Parent and its controlled Affiliates shall be permitted to use the Bluerock Name and Bluerock Marks, and BRE, SpinCo and their respective Affiliates shall be permitted to use the Bluerock Trademark, in each case (a) in legal and business materials that exist as of the Effective Time and are not visible to the general public, (b) in a neutral, non-trademark manner to describe the history of Parent, BRE, SpinCo and the relationship of the Parties and (c) as required by applicable Law; provided that such use does not give rise to a likelihood of confusion as to the source or origin of any goods or services or imply any endorsement by, or ongoing association with, BRE, (in the case of Parent) SpinCo, (in the case of SpinCo) Parent, or their respective controlled Affiliates.

8.3           Reimbursement Obligations. From and after the Closing (as defined in the Merger Agreement), to the extent that SpinCo, any other member of the SpinCo Group, their respective Affiliates or their respective Representatives incurred any Liabilities, losses, Taxes, damages, claims, costs, expenses, interest, awards, judgments or penalties for which Badger is subject to the Reimbursement Obligations (as defined in the Merger Agreement), then SpinCo shall be entitled to the benefits of the Reimbursement Obligations (as defined in the Merger Agreement) to the extent not discharged by or on behalf of Badger at or prior to the Closing (as defined in the Merger Agreement), except that they shall be obligations of Parent, mutatis mutandis.

8.4           Transaction Litigation. From and after the Closing (as defined in the Merger Agreement), SpinCo shall control the defense, settlement or prosecution of any Company Transaction Litigation (as defined in the Merger Agreement); provided that SpinCo shall not compromise, settle or agree to compromise or settle any Company Transaction Litigation without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). From and after the Closing, SpinCo shall, subject to the preservation of privilege and confidential and proprietary information, give Parent the opportunity to participate in (but not control) the defense or settlement of any Company Transaction Litigation and shall give due consideration to Parent’s advice with respect to such Company Transaction Litigation. The first amount of Liabilities incurred by either Party or its Affiliates (whether arising before or after the Closing) relating to any Company Transaction Litigation (including the defense, settlement or prosecution thereof), including any indemnification obligations of Parent (including pursuant to Section 6.8 of the Merger Agreement) up to the Deductible Amount (as defined on Schedule 8.4), will be borne by Parent, with Liabilities above the Deductible Amount to be borne twenty-five percent (25%) by SpinCo and seventy-five percent (75%) by Parent. To the extent any Company Transaction Litigation results in the repayment of SpinCo Debt, such repayment shall be borne by SpinCo.

Article IX
TERMINATION

9.1           Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo; provided, that (a) any such termination of this Agreement or the Tax Matters Agreement shall require the prior written consent of Badger (not to be unreasonably withheld, delayed or conditioned), and (b) any such termination of any other Ancillary Agreement that would be adverse (other than in a de minimis respect) to the Parent Group or, after giving effect to the consummation of the Merger, Badger, shall require the prior written consent of Badger (not to be unreasonably withheld, delayed or conditioned). After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties; provided, that prior to the consummation of the Merger, Badger’s prior written consent shall be required (not to be unreasonably withheld, delayed or conditioned).

9.2           Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party, SpinCo Non-Recourse Party, Parent Non-Recourse Party or Badger Non-Recourse Party shall have any Liability or further obligation to the other Parties or any other Person by reason of this Agreement. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate with respect to Badger and Badger shall no longer have any consent, approval or other rights hereunder or any Liability or further obligation to any other Person by reason of this Agreement.

Article X
MISCELLANEOUS

10.1         Counterparts; Entire Agreement; Corporate Power.

(a)           This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person.

(b)           This Agreement, the Merger Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement among the parties to this Agreement with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the parties to this Agreement with respect to such subject matter other than those set forth or referred to herein or therein. This Agreement, the Merger Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered independently. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement or any Ancillary Agreement, on the one hand, and the provisions of the Merger Agreement (excluding the Separation Principles (as defined therein)), on the other hand, at or prior to the Closing (as defined in the Merger Agreement), the Merger Agreement shall control, and following the Closing (as defined in the Merger Agreement), this Agreement or the applicable Ancillary Agreement shall control, (b) this Agreement and any Ancillary Agreement other than the Tax Matters Agreement, this Agreement shall control and (c) this Agreement and the Tax Matters Agreement, the Tax Matters Agreement shall control with respect to the subject matter addressed by the Tax Matters Agreement.

(c)           Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)           each such Person is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(ii)          each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(iii)         this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

10.2         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement and, unless expressly provided therein, each Ancillary Agreement, and all Disputes that may be based upon, arise out of or relate to this Agreement or such Ancillary Agreement or the negotiation, execution or performance hereof or thereof, shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland. Subject to Article VII, each of the Parties, on behalf of itself and the members of its Group (as applicable), irrevocably agrees that it shall bring any Action in respect of any claim arising out of or related to this Agreement (and, unless otherwise expressly provided therein, each Ancillary Agreement) and the rights and obligations arising in connection herewith or therewith, or for recognition and enforcement of any judgment in respect of this Agreement (and, unless otherwise expressly provided therein, each Ancillary Agreement) and the rights and obligations arising hereunder or thereunder brought by any other Party or its successors or assigns (“Proceedings”), exclusively in (i) the Circuit Court for Baltimore City, Maryland, (ii) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Proceeding, the United States District Court for the District of Maryland, Baltimore Division or (iii) in the event (but only in the event) that such courts identified in clauses (i) and (ii) do not have subject matter jurisdiction over such Proceeding, any other state or federal court located within the State of Maryland (the “Chosen Courts”), and solely in connection with Proceedings (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 10.2 and any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (C) irrevocably submits to the exclusive venue of any such Proceeding in the Chosen Courts and waives any objection to laying venue in any such Proceeding in the Chosen Courts and (D) waives any objection that the Chosen Courts are an inconvenient forum, do not have jurisdiction over any Party or that this Agreement (and, unless otherwise expressly provided therein, each Ancillary Agreement), or the subject matter hereof or thereof, may not be enforced in or by such courts. In the case of any Proceeding in the Circuit Court for Baltimore City, Maryland or any other state court located in the State of Maryland, each of the Parties irrevocably agrees to request and/or consent to the assignment of any such Proceeding to such court’s Business and Technology Case Management Program. Each Party agrees that a final judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.5 in accordance with applicable Law and agrees that service made in such manner shall have the same legal force and effect as if served upon such Party personally within the State of Maryland. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2(B).

10.3         Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors (including, for the avoidance of doubt, Badger Merger Sub LLC as successor to Parent as a result of the Merger) and permitted assigns; provided, however, that no Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Parties hereto or other parties thereto, as applicable. Any attempt to assign any rights or obligations arising under this Agreement in violation of this Section 10.3 shall be null and void ab initio. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties.

10.4         Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Parent Indemnitee or SpinCo Indemnitee in their respective capacities as such, and the release of Parent Non-Recourse Parties, Badger Non-Recourse Parties and SpinCo Non-Recourse Parties under this Agreement, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5         Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (a) upon personal delivery to the Party to be notified; (b) when sent by email to the Party to be notified (provided that no automated notice of delivery failure is received by the sender); or (c) when delivered by a courier (with confirmation of delivery); in each case to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Parent or New LLC (prior to the Effective Time), to:

Bluerock Residential Growth REIT, Inc.
1345 Avenue of the Americas, 32nd Floor
New York, NY 10105
Attention: Michael Konig

E-mail:	mkonig@bluerock.com

If to Parent or New LLC (from and after the Effective Time) or to Badger, to:

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Attention: Jacob Werner

Email:	realestatenotices@blackstone.com
Werner@Blackstone.com

If to SpinCo or the OP, to:

Bluerock Homes Trust, Inc.
1345 Avenue of the Americas, 32nd Floor
New York, NY 10105
Attention: Jason Emala

E-mail:	jemala@bluerock.com

A Party may, by notice to the other Parties, change the address to which such notices are to be given.

10.6         Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7         Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other Parties of the nature and extent of any such Force Majeure; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8         No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, no Party or any member of such Party’s Group (as applicable) shall have any right of set-off or other similar rights with respect to amounts owed to any other Party or any member of such Party’s Group (as applicable) pursuant to this Agreement or any Ancillary Agreement on account of any obligation owed by such other Party or any member of its Group (as applicable) to the first Party or any member of its Group (as applicable).

10.9         Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.10       Survival. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any representations, warranties, covenants or obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.11       Waivers of Default. Waiver by a Party of any default by another Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.12       Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.13       Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification; provided, that prior to the Closing (as defined in the Merger Agreement), any waiver, amendment, supplement or modification that is adverse (other than in a de minimis respect) to the Parent Group or, after giving effect to the consummation of the Merger, Badger, shall require the prior written consent of Badger (not to be unreasonably withheld, delayed or conditioned).

10.14       Interpretation. In this Agreement and any Ancillary Agreement, (a) definitions are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (b) the terms “hereof,” “herein” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto, as applicable) and not to any particular provision of this Agreement (or such Ancillary Agreement), unless the context otherwise requires; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “include”, “includes” and “including” when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless expressly specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed; (i) references to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as it may be amended, modified or supplemented from time to time, unless otherwise specified; (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) unless expressly stated to the contrary in this Agreement or any Ancillary Agreement, all references to “the date hereof” or “the date of this Agreement” and words of similar import shall all be references to [                 ], 2022; (l) references to “$” or “dollars” shall be to U.S. dollars; (m) references to “written” or “in writing” include in electronic form; (n) all terms defined in this Agreement (or the applicable Ancillary Agreement) have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein; (o) a reference to any Person includes such Person’s successors and permitted assigns; (p) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement (or the applicable Ancillary Agreement), the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a business day, the period shall end on the next succeeding business day; (q) to the extent that any covenant or agreement in this Agreement (or an Ancillary Agreement) requires a controlled Affiliate of any Party to take or omit to take any action, such covenant or agreement includes the obligation of such Party to cause such controlled Affiliate to take or omit to take such action, whether or not such covenant or agreement expressly so states; (r) references in this Agreement (or any Ancillary Agreement) to the “transactions contemplated hereby,” the “transactions contemplated by this Agreement” and words or phrases of similar import shall include the Separation or the Distribution and the transactions contemplated thereby; and (s) references in this Agreement (or any Ancillary Agreement) to the “ordinary course of business” with respect to any Person shall refer to an action taken by a Person that is consistent in all material respects in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person (including, for the avoidance of doubt, any good faith response to COVID-19 Measures (as defined in the Merger Agreement) prior to the date of this Agreement).

10.15       Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated by this Agreement (other than any such damages to the extent awarded to a Third Party with respect to a Third-Party Claim).

10.16       Performance. Badger will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by Parent or any other member of the Parent Group after the Closing (as defined in the Merger Agreement), and Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each of SpinCo and Parent (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.17       Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

10.18       Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees, costs and expenses of investment bankers, legal counsel, accountants, experts and other third-party professional advisors, SEC filing fees, printing and mailing costs, proxy solicitation costs and Transfer Taxes incurred in connection with the transactions contemplated by the Merger Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements will be borne, to the extent incurred by or on behalf of any Party or the members of its Group (as applicable) at or prior to the Effective Time, by Parent, and to the extent incurred at any time following the Effective Time, by the Party or its applicable Subsidiary incurring such fees, costs or expenses.

10.19       No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 4.3; Section 4.4; and Section 4.5).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

By:
Name:
Title:

BADGER PARENT LLC

By:
Name:
Title:

BADGER HOLDCO LLC

By:
Name:
Title:

BLUEROCK RESIDENTIAL HOLDINGS, L.P.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

BLUEROCK HOMES TRUST, INC.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]